Exhibit 10.1

CONTRIBUTION AGREEMENT

among

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership,

AMERICOLD NORTH AMERICA JV MEMBER, LLC,

a Delaware limited liability company

MHG GATEWAY PROPERTIES, LLC,

a New Jersey limited liability company,

ART MORTGAGE BORROWER PROPCO 2010 - 5 LLC,

a Delaware limited liability company,

AMERICOLD NEW TRS SUB 1, LLC,

a Delaware limited liability company,

AMERICOLD REAL ESTATE, L.P.,

a Delaware limited partnership,

ART MORTGAGE BORROWER PROPCO 2010 - 4 LLC,

a Delaware limited liability company,

NEW HALL’S WAREHOUSE LLC,

a New Jersey limited liability company,

AMERICOLD RUSSELLVILLE, LLC,

an Arkansas limited liability company,

and

SNOWFALL TOPCO LP,

a Delaware limited partnership

Effective Date: May 7, 2026

i

7.17	Reasonable Best Efforts	52
7.18	Access to Information	53
7.19	Exclusivity	53

ARTICLE 8 TERMINATION; RWI AND LIMITATION ON LIABILITY		53
8.1	Termination	53
8.2	Effect of Termination	55
8.3	RWI and Limitation on Liability	58
8.4	No Consequential Damages; No Personal Liability	59

ARTICLE 9 MISCELLANEOUS		59
9.1	Assignment	59
9.2	Termination/Merger	59
9.3	Integration; Waiver	59
9.4	Governing Law	60
9.5	Captions Not Binding; Exhibits	60
9.6	Binding Effect	60
9.7	Severability	60
9.8	Notices	60
9.9	Counterparts; Electronic Signatures	61
9.10	Additional Agreements; Further Assurances	61
9.11	Construction	61
9.12	Specific Performance	61
9.13	VENUE	62
9.14	WAIVER OF JURY TRIAL	63
9.15	Remedies Cumulative	63
9.16	Exculpation; Non-Recourse	63
9.17	Debt Financing Parties	64
9.18	State-Specific Provisions	65
9.19	Joinder by Pre-Restructuring Property Owners	67
9.20	Dispute Consolidation	67

Schedules and Exhibits

Schedule 1.1	Investor Designated Representative
Schedule 2.2.2	Allocated Gross Asset Value
Schedule 2.2.3	Allocated Real and Personal Property Value
Schedule 6.2.7	Company Interests
Schedule 6.2.8	Labor Agreements
Schedule 6.2.10(a)	Intellectual Property
Schedule 6.2.10(e)	IP Contract
Schedule 6.2.13(a)	Environmental Reports
Schedule 6.2.14	Indebtedness
Schedule 6.2.15	Insurance Policies
Schedule 6.2.16(a)	Financial Statements
Schedule 6.2.20(a) – (c)	Other Material Contracts
Schedule 6.2.21(a), (d) – (h)	Material Customer Contracts
Schedule 6.2.22	Affiliate Transactions
Schedule 6.2.23	Significant Suppliers
Schedule 6.2.24	Food Safety
Schedule 6.2.25	Absence of Certain Changes and Events
Schedule 7.1	Pre-Approved Actions
Schedule 7.7.1	Intended Tax Treatment
Schedule 7.11.1	Personal Property
Schedule 7	Intentionally Omitted
Schedule 8	Intentionally Omitted
Schedule 9.8	Notices
Schedule 10	Existing Management Agreements
Schedule 11-1	Required Approvals
Schedule 11-2	Required Regulatory Actions
Schedule 11-3	Required Pre-Closing Regulatory Actions
Schedule 12	Surveys
Schedule 13-1 Schedule 13-2 Schedule 14	Transportation Lease Term Sheet Reciprocal Easement Terms Example Calculation

Exhibit A	Definitions
Exhibits B-1 to B-11	Property Descriptions
Exhibit C	Intentionally Omitted
Exhibit D	Form of Joint Venture Agreement
Exhibit E	Form of Property Management Agreement
Exhibit F-1	Pre-Closing Restructuring
Exhibit F-2	Closing Date Restructuring
Exhibits G-1 to G-12	Forms of Title Policy
Exhibit H-1	Form of AMC’s Reaffirmation Certificate
Exhibit H-2	Form of Investor’s Reaffirmation Certificate
Exhibit I	Form of Owner’s Affidavit
Exhibit J	Organizational Structure Chart

Exhibit K	Pending Litigation
Exhibit L	Pending Violations
Exhibit M	Pending Insurance Claims
Exhibit N	Prorations Example
Exhibit O	Intentionally Omitted
Exhibit P	Non-Imputation Affidavit
Exhibit Q-1	Customer Estoppel
Exhibit Q-2	AMC Estoppel
Exhibit R-1-R-13	Restructuring Agreements

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of May, 2026 (the “Effective Date”), by and between (i) Americold Realty Operating Partnership, L.P., a Delaware limited partnership (“Americold”), (ii) Snowfall Topco LP, a Delaware limited partnership (“Investor”) and (iii) Americold North America JV Member, LLC, a Delaware limited liability company (“Americold JV Member”). Americold and Investor are each sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.” Solely and exclusively for the purposes expressly set forth in Section 9.19, each of the following entities hereby join this Agreement: (A) MHG Gateway Properties, LLC, a New Jersey limited liability company, (B) ART Mortgage Borrower Propco 2010—5 LLC, a Delaware limited liability company, (C) Americold New TRS Sub 1, LLC, a Delaware limited liability company, (D) Americold Real Estate, L.P., a Delaware limited partnership, (E) ART Mortgage Borrower Propco 2010—4 LLC, a Delaware limited liability company, (F) New Hall’s Warehouse LLC, a New Jersey limited liability company and (G) Americold Russellville, LLC, an Arkansas limited liability company (collectively, the “Pre-Restructuring Property Owners”). Capitalized terms used but not defined in the recitals below shall have the meanings ascribed to them in Article 1 of this Agreement.

ARTICLE 1 DEFINITIONS; CONSTRUCTION

1.1 Definitions; Interpretive Provision.

1.1.1 Capitalized terms used herein shall have the meaning ascribed to such terms in this Agreement (including, without limitation, Exhibit A and the other Exhibits attached hereto).

1.1.2 Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.

1.1.3 All words used in this Agreement are to be construed to be of such gender or number as the circumstances require, and capitalized derivative forms of defined terms shall have correlative meanings to the respective definitions of such terms.

1.1.4 The words “this Agreement,” “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The words “this Section” and “this subsection”, and words of similar import, refer only to the Section or subsection hereof in which such words occur.

1.1.5 The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

1.1.6 The phrase “to the extent” means the degree to which a subject or other matter extends, and does not simply mean “if.”

1.1.7 The word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like.

1.1.8 Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words “shall”, “will” and “must” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

1.1.9 (i) Except as expressly provided otherwise in this Agreement, references to any Law or Contract means such Law or Contract as it may be amended from time to time (provided that, to the extent applicable, any amendment to such Contract shall only apply to the extent effected in accordance with the terms and conditions of such Contract and this Agreement).

1.1.10 Any reference to “days” means calendar days unless Business Days are expressly specified.

1.1.11 When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

1.1.12 The words “ordinary course of business” means ordinary course of business consistent with past practice.

1.1.13 References to any document or information having been “made available”, “provided”, “delivered” or words of similar import by Americold or any of its Subsidiaries to Investor means Americold, its Subsidiaries or their respective Representatives have posted or uploaded any such document or information to the Diligence Website at least two (2) Business Days prior to the Effective Date.

1.1.14 Unless otherwise provided herein, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” or “USD” will be deemed references to the lawful money of the United States.

1.1.15 References to any Person include such Person’s successors and permitted assigns.

1.1.16 For purposes of Section 6.2, Investor acknowledges that the Company and Company Subsidiaries will not be formed until after the Effective Date and, accordingly, any representations and warranties that relate to the Company and the Company Subsidiaries that are not applicable as of the Effective Date due to the same shall be given solely as of the Closing Date.

ARTICLE 2 CONTRIBUTION AMOUNT; SPECIAL DISTRIBUTION

2.1 Recitals. The Recitals are incorporated herein by reference.

2.2 Contribution Amount.

2.2.1 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Investor shall be admitted as a member of the Company and shall make a cash contribution to the Company in an amount equal to the Contribution Amount in exchange for the issuance to Investor of the Issued Interest and, thereafter, Americold JV Member and Investor shall each own their respective Equity Percentage in the Company. Americold and Americold JV Member shall cause the Company to issue the Issued Interest to the Company in accordance with the terms hereof at the Closing.

2.2.2 The Parties agree that the Gross Asset Value shall be allocated among the Portfolio as set forth on Schedule 2.2.2 attached hereto (the “Allocated Gross Asset Value”). The provisions of this Section 2.2.2 shall survive the Closing.

2.2.3 The Parties agree to the allocation of the Allocated Gross Asset Value for each Property within the Portfolio between the portion of such Property which constitutes real property (the “Allocated Real Property Value”) and the portion of such Property which constitutes personal property, as set forth on Schedule 2.2.3 attached hereto. The provisions of this Section 2.2.3 shall survive the Closing.

2.2.4 Notwithstanding anything to the contrary in this Section 2.2, at any time following the Effective Date and prior to the Closing Date, the Allocated Gross Asset Value set forth on Schedule 2.2.2 and the allocations of Allocated Real Property Value and personal property set forth on Schedule 2.2.3 may be updated and amended by the mutual written agreement of Americold and Investor, such agreement not to be unreasonably withheld, conditioned or delayed, and upon such agreement, such updated allocations shall replace the applicable prior allocations set forth on Schedule 2.2.2 and Schedule 2.2.3 (as applicable) for all purposes under this Agreement. Any such update shall not (i) result in any adjustment to the Gross Asset Value or the Contribution Amount or (ii) adversely impact the Debt Financing. The provisions of this Section 2.2.4 shall survive the Closing.

2.3 Excluded Assets. Neither Americold nor any of its Affiliates is Transferring, and the Company is not acquiring any interest to or assuming, any of the Excluded Assets and Liabilities or any right, title or interest to any of the Excluded Assets and Liabilities.

ARTICLE 3 DUE DILIGENCE

3.1 Access Investor shall, at no cost or expense to Americold, have the right from time to time to enter onto each Property to conduct and make Investor Investigations (as defined in the Access Agreement) in accordance with the terms and provisions, conditions and limitations of the Access Agreement until the Closing or the earlier termination of this Agreement. The terms of the Access Agreement are hereby incorporated herein and made a part hereof by this reference.

3.2 Diligence Complete. Investor acknowledges that, as of the Effective Date, it has conducted and completed its own due diligence investigations as to any matter, fact, and issue which might influence Investor’s decision to Close the Transactions, and in that regard, Investor acknowledges and agrees that it has been provided with an opportunity to and has conducted inspections and investigations as it has deemed necessary or desirable, provided that the foregoing shall not be deemed a waiver by Investor of any of its express rights hereunder or a waiver by Investor of any breach of Americold’s express obligations hereunder, including Americold’s representations and warranties expressly set forth herein.

ARTICLE 4 CLOSING

4.1 Timing of Closing. Subject to the satisfaction or waiver of the closing conditions in Article 5, the closing of the transactions contemplated by this Agreement (the “Closing”), including the electronic exchange of the documents referred to in Section 5.3 and the tender of the Contribution Amount by Investor as provided for in this Agreement, shall occur no later than 5:00 p.m., prevailing Eastern Time, on the Scheduled Closing Date, unless another time, date, method or place is agreed to in writing by the Parties hereto (the actual date of the Closing, not to occur after the Outside Closing Date, the “Closing Date”); provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 5, the Closing shall not occur prior to the Inside Closing Date.

4.2 Costs; Prorations. All costs, fees and expenses incident to this Agreement, the Closing Documents, the transactions contemplated hereby and thereby and the issuance of the Issued Interest and the Closing thereof shall be paid by the Party incurring same except to the extent otherwise set forth in this Agreement. The Parties hereby acknowledge and agree as follows:

4.2.1 Americold and Investor shall be solely responsible for those third party out-of-pocket costs, fees and expenses incurred by or on behalf of such Party, respectively, in connection with the negotiation and entry into this Agreement and consummation of the Transaction, including any (i) costs, fees and expenses payable by or on behalf of such Party or any of its Affiliates to any attorneys and legal advisors, including with respect to conducting diligence (including title review) on each of the Properties and such Party’s negotiation of this Agreement and any Closing Documents and any other Contracts related hereto and thereto, (ii) costs, fees and expenses payable by or on behalf of such Party or any of its Affiliates to any investment banks, brokers (including the Broker’s Fee), finders or financial advisors, (iii) costs, fees and expenses payable by or on behalf of such Party to its accountants, consultants or other advisors, and (iv) in the case of Americold, any costs, fees, expenses and any other payments or Liabilities payable or otherwise owed or paid by Americold for any of its Affiliates (including the Company and any Company Subsidiaries in implementing the Restructuring) (A) to Eastdil or its Affiliates with respect to the Diligence Website and the Broker’s Fee, (B) pursuant to any management agreement, monitoring agreement, transaction and advisory services agreement or other similar Contract, (C) in connection with the process by which Americold and its Affiliates solicited, discussed and negotiated any strategic alternatives to the Transaction, including the negotiation, execution and delivery of any Contracts in connection therewith, (D) with respect to any severance payments or similar obligations or benefits to or in respect of any current, future or former director, officer, employee, independent contractor or other service provider, that are payable or otherwise owed or that become payable or otherwise owed upon or as a result of the Transaction, together with the Person’s portion of all payroll, employment and similar Taxes in connection with such amounts, (E) change in control, transaction, termination, tax gross-up, retention, incentive, stock appreciation, phantom stock or similar obligations, amounts, bonuses or benefits or other Liabilities to or in respect of any director, officer, employee, independent contractor or other service provider, including all deferred compensation amounts, whether or not previously vested, that are payable or that become payable upon or in connection with the consummation of the Transaction, together with the employer portion of all payroll, employment and similar Taxes in connection with such amounts, (F) required or incurred to obtain, renew, deliver or maintain any consent, approval, waiver, estoppel, Permit, license, authorization, notice or other clearance in connection with the execution, deliver and performance of this Agreement or any Closing Documents or any related Contracts or the consummation of the transactions contemplated hereby or thereby and (G) incurred in connection with the Restructuring (collectively, the “Transaction Costs”). No Party shall be reimbursed for any Transaction Costs and each Party shall be solely responsible for payment of such costs incurred by such Party;

4.2.2 the Company shall, as a capitalized cost, be responsible for the following (collectively, “Company Cost”): (i) survey update fees and expenses with respect to any Property, (ii) all Title Policy premiums, endorsements and examination and search fees incurred in connection therewith, (iii) filing and formation fees for each Applicable Entity, (iv) any escrow fees due and payable to Escrow Agent in connection with the Closing; and (v) all fees, costs, expenses, commitment fees, or other costs incurred or related to the Debt Financing or any Substitute Financing.

4.2.3 Except as otherwise provided below in this Section 4.2.3, the following income and expense items shall be prorated as of 11:59 p.m. (prevailing Eastern Time) on the day immediately prior to the Closing Date (the “Cutoff Time”), with Americold being deemed to be the sole owner of the Company and an indirect owner of the Portfolio for all periods prior to the Cutoff Time and the Company being deemed to be an indirect owner of the Property for all periods after the Cutoff Time. Americold and Investor acknowledge and agree that for purposes of calculating the prorations pursuant to this Section 4.2.3, (x) Americold shall receive a credit in the amount of the expenses paid prior to the Closing Date but attributable to the period from and after the Closing Date or reserve(s) remaining in place after the Closing Date and (y) the Company shall receive a credit in the amount of the income received prior to the Closing Date but attributable to the period from and after the Closing Date. All prorations and adjustments shall be made based on information available to Americold and Investor as of the Cutoff Time. The following adjustments and prorations shall be made at the Closing, with the intent being that (x) Americold has the economic benefits and burdens for all periods prior to the Closing Date and (y) the Company has the economic benefits and burdens for the Closing Date and the periods thereafter. An example illustrating the calculation of the prorations is attached hereto as Exhibit N. In furtherance of the foregoing:

(a) Intentionally Omitted.

(b) Property Taxes. The amount of real estate Taxes for the calendar year (or fiscal year with respect to any Properties located in California) (or tax year with respect to any Properties located in Massachusetts) in which Closing occurs, including for the avoidance of doubt any PILOT Payments, shall be prorated as of the Cutoff Time. If the final Tax bill for such year is not available at Closing, the parties shall prorate based on the real estate Taxes assessed and paid for calendar year 2025 (or the most recent fiscal year with respect to any Properties located in California) (or the most recent tax year with respect to any Properties located in Massachusetts), and shall reprorate such real estate Taxes when the final Tax bill for calendar year 2026 (or the fiscal year in which Closing occurs with respect to any Properties located in California) (or the tax year in which Closing occurs with respect to any Properties located in Massachusetts) becomes available. There shall be no other proration of real estate Taxes.

(c) Rents and Customer Contracts. Collected rents and other amounts paid under Leases and Customer Contracts shall be prorated as of the Cutoff Time. Uncollected rents and other sums due under Leases and Customer Contracts shall not be prorated at Closing. Unpaid and delinquent rents and other sums collected by the Property Owners after the Closing from any tenant or customer who owes any such amounts for periods prior to the Closing shall be applied in the following order: (a) first, in payment of such amounts owed by such tenant or customer for the month in which the Closing occurs, it being agreed that Americold shall be entitled to receive such monies that are attributable to the period prior to the Cutoff Time; (b) second, in payment of such amounts owed by such tenant or customer for periods after the Closing, which funds shall be retained by the applicable Property Owner; (c) third, if and when received after application of the foregoing clauses (a) and (b), in payment of such amounts owed by such tenant or customer (if any) for any periods prior to the month in which the Closing occurs, it being agreed that Americold shall be entitled to receive such monies that are attributable to the period prior to the Cutoff Time; and (d) fourth, the balance, if any, shall be retained by the applicable Property Owner.

(d) Intentionally Omitted.

(e) Other Operating Expenses. All (A) vault charges, (B) deposits in place and payments due under any Property Contracts, (C) costs and expenses incurred with respect to the exceptions to title set forth in the title pro formas for the Properties that the Title Issuer has irrevocably committed to issue as of the Closing Date, (D) portions of paid insurance premiums for insurance policies held by the Property Owners prior to the Cutoff Time which are maintained following the Closing; and (E) all other items of income and expense customarily apportioned in connection with the sale of similar properties located in the same geographic area as the applicable Property, shall be prorated pursuant to and in accordance with this Section 4.2.

(f) Intentionally Omitted.

(g) The Parties’ obligations in this Section 4.2.3 shall survive the Closing.

4.2.4 In the event any Transfer Taxes are imposed on the transactions set forth in this Agreement (including, for the avoidance of doubt, the Restructuring), such Transfer Taxes shall be an expense of Americold. Americold shall pay or cause to be paid such Transfer Taxes and file or cause to be filed such Tax Returns.

4.2.5 Leasing Costs incurred prior to the Effective Date shall be an expense of Americold. Leasing Costs incurred following the Effective Date shall be an expense of the Company.

4.2.6 At least five (5) Business Days prior to the Closing, Americold shall deliver to the Investor a certified schedule of any prorations at Closing pursuant to this Section 4.2 and reasonable supporting detail thereof. Within thirty (30) days of any prorations arising following the Closing pursuant to this Section 4.2, the Americold JV Member shall deliver to the Investor the amount of such proration and reasonable supporting detail thereof. With respect to any proration statement delivered by Americold or the Americold JV Member pursuant to this Section 4.2, Investor will be entitled to review such proration schedule on behalf of the Company, and Americold and the Americold JV Member shall, and shall cause its Affiliates to, allow Investor reasonable access to the books and records of Americold and the Americold JV Member and its Affiliates, the relevant personnel of Americold and its Affiliates, and work papers (subject to execution of a customary independent access letter if requested by Americold’s advisors) prepared by Americold or any of its Affiliates or their respective Representatives (in each case, to the extent that they relate to such prorations); provided that such access shall be in a manner that does not materially interfere with the normal business operations of Americold or any of its Affiliates. If Investor provides Americold written notice within thirty days of receipt of any proration statement pursuant to this Section 4.2 that it disputes such proration statement, Americold and the Investor shall discuss such proration dispute in good faith and attempt to resolve such dispute in good faith. To the extent such dispute cannot be resolved during such 30-day period, then Investor and Americold will submit the items in dispute to FTI Consulting for resolution (or if that firm is unwilling or unable to serve, Investor and Americold will agree in good faith upon another mutually agreeable “Big 4” accounting firm) (the “Independent Accounting Firm”). Investor and Americold will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting proration amounts. Investor and Americold will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within thirty (30) days after referral of the items to such firm and the conclusion of all proceedings required under this Section 4.2.3. Each of Investor and Americold will be afforded the opportunity to present simultaneously an initial written submission setting forth its position with respect to each item in dispute to the Independent Accounting Firm, including any material they deem relevant to the Independent Accounting Firm’s determination; provided, that, no Party will have any ex parte communications (whether written or other) with the Independent Accounting Firm. Each of Investor and Americold will then be afforded the opportunity to present simultaneous written replies to the other’s initial written submission to the Independent Accounting Firm, and the Independent Accounting Firm will then have the right to submit one set of written questions to Investor and Americold, and each of Investor and Americold will have the right to simultaneously answer in writing. Notwithstanding anything herein to the contrary, with respect to its determination of each item in dispute, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by Investor or Americold or less than the lowest value for such item claimed by Investor or Americold. The Independent Accounting Firm must make its final determination in reliance upon supporting documentation provided to it by Investor and Americold and based on written presentations by Investor and Americold that are in accordance with the guidelines and procedures set forth in this Agreement (and not on the basis of an independent review) and will be limited to whether the calculations of the items in dispute were done correctly from a mathematical standpoint. The Independent Accounting Firm will act as an expert and not as an arbitrator in performing the duties assigned to it by the Parties hereunder (but will be subject to the privileges and immunities of arbitrators), and all proceedings before the Independent Accounting Firm will be conducted solely by written submission as outlined above. The fees and disbursements of the Independent Accounting Firm will be allocated between Investor, on the one hand, and Americold, on the other hand, in the same proportion that the aggregate amount of such remaining items in dispute so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Investor or Americold (as applicable) (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items so submitted. For example, (x) if it is Americold’s position that the proration amount is ninety million dollars ($90,000,000), (y) it is Investor’s position that the proration amount is one hundred million dollars ($100,000,000), and (z) the Independent Accounting Firm’s finding is that the proration amount is ninety eight million dollars ($98,000,000), then Americold will pay eighty percent (80%) (98-90 / 100-90) of the Independent Accounting Firm’s fees and expenses and Investor will pay twenty percent (20%) (100-98 / 100-90) of the Independent Accounting Firm’s fees and expenses. Upon the final determination of any proration amount in accordance with this Section 4.2, Section 14.23 of the Joint Venture Agreement shall apply with respect to such finally determined proration amount.

ARTICLE 5 CLOSING CONDITIONS AND DELIVERABLES

5.1 Investor’s Conditions to Closing. Investor’s obligation to consummate the Closing is subject to satisfaction (or Investor’s written waiver) of the express conditions set forth below on or before the Closing Date (subject to any adjournment or extension of the Closing pursuant to the express terms and conditions of this Agreement):

5.1.1 each of Americold’s (or its Affiliates) representations and warranties made in this Agreement (i) pursuant to (a) the first sentence and clause (x)(ii) of the second sentence of Section 6.2.1(a) (Authorization), (b) the first sentence and clause (x)(ii) of the second sentence of Section 6.2.1(b) (Authorization), (c) the first sentence and clause (x)(ii) of the second sentence of Section 6.2.1(c) (Authorization), (d) the second sentence of Section 6.2.1(d) (Authorization), (e) Section 6.2.5 (Third Party Rights), (f) Section 6.2.7(a) (Company Interests), (g) Section 6.2.19 (Brokers), (h) Section 6.2.22 (Affiliate Transactions) (provided that Americold shall be permitted until the last Business Day prior to Closing to cure any breaches of Section 6.2.22 by terminating such Affiliate Transaction without liability to either the Company or any of its Subsidiaries) and (i) Section 6.2.27 (Entire Business; Sufficiency of Assets) (the foregoing, collectively, the “AMC Fundamental Representations”) shall be true, correct and complete in all but de minimis respects when made and on and as of the Closing Date as if made at and as of the Closing (unless such representation or warranty is made expressly as of another date, in which case it shall have been true, correct and complete in all but de minimis respects as of such date) and (ii) all other representations and warranties (excluding the AMC Fundamental Representations) set forth in Section 6.2 shall be true, correct and complete (without giving effect to any qualification as to materiality, or other correlative terms) in all respects when made and on and as of the Closing Date as if made at and as of the Closing (unless such representation or warranty is made expressly as of another date, in which case it shall have been true, correct and complete (without giving effect to any qualification as to materiality, or other correlative terms) in all respects as of such date), except in each such case where the failure of such representations and warranties to be true, correct and complete in all respects as of the Closing Date (or such other date) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as evidenced by Americold’s delivery of a reaffirmation of Americold’s representations and warranties in the form attached hereto as Exhibit H-1 (the “AMC’s Reaffirmation Certificate”), which AMC’s Reaffirmation Certificate shall be dated as of the Closing Date, duly executed by an authorized officer of Americold, and certify and confirm that the conditions specified in this Section 5.1.1, Section 5.1.7, Section 5.1.9 and Section 5.1.10 with respect to Americold and the Applicable Entities (including the Company), are satisfied in full as of such date;

5.1.2 the Title Issuer has issued or is irrevocably committed to issue, subject to payment of any required premium, the Title Policies;

5.1.3 the Pre-Closing Restructuring has occurred in accordance with Exhibit F-1 and the Closing Date Restructuring will occur concurrently with Closing in accordance with Exhibit F-2 and the other applicable terms of this Agreement or as otherwise agreed to in writing by the Parties;

5.1.4 no Order of any Governmental Authority of competent jurisdiction nor any Law promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the Transaction;

5.1.5 Investor shall have timely received the Required Customer Estoppels pursuant to Section 7.15.3 (which Section 7.15.3, for the avoidance of doubt, provides that the Required Customer Estoppels requirement may be satisfied by Americold providing AMC Required Customer Estoppels);

5.1.6 Investor shall have received all of AMC’s Closing Documents;

5.1.7 Americold, the Americold JV Member, the Property Owners and the Company shall have performed or observed in all material respects all of its obligations under this Agreement to be performed or observed by it at or prior to the Closing;

5.1.8 (i) the Required Approvals and Required Pre-Closing Regulatory Actions shall have been obtained or completed (in the case of such Required Approvals or Required Pre-Closing Regulatory Actions, as applicable) or expired, waived or been terminated (in the case of waiting periods), or (ii) Governmental Authorities and Persons, as applicable, shall have been provided timely notice, in compliance with applicable Laws for any Required Approval or Required Pre-Closing Regulatory Actions that require such notice and no approval or waiting periods shall be in effect;

5.1.9 Americold shall have caused the Property Owners, collectively, to have assumed (and obtained any consents required in connection with such assumption of) (a) the Required Customer Contracts and (b) Leases and Customer Contracts (inclusive of, and taking into account, the Customer Contracts described in the immediately preceding clause (a)) with aggregate revenues, calculated as of the Effective Date, equal to at least the Customer Contract Threshold; and

5.1.10 Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

5.2 Americold’s Conditions to Closing. Americold’s obligation to consummate the Closing is subject to satisfaction (or Americold’s written waiver) of the express conditions set forth below on or before the Closing Date (subject to any adjournment or extension of the Closing pursuant to the express terms and conditions of this Agreement):

5.2.1 each of Investor’s representations and warranties made in this Agreement (i) pursuant to the first sentence and clause (x)(ii) of the second sentence of Section 6.1.1 (Investor’s Authorization) and Section 6.1.5 (Brokers), (the “Investor’s Fundamental Representations”) shall be true, correct and complete in all but de minimis respects when made and on and as of the Closing Date as if made at and as of the Closing (unless such representation or warranty is made expressly as of another date, in which case it shall have been true, correct and complete in all but de minimis respects as of such date) and (ii) the other representations and warranties made by Investor Section 6.1 shall be true, correct and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure of such representations and warranties to be true, correct and complete in all respects as of the Closing Date (or such other date) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investor’s ability to perform its obligations or to consummate the Transaction, as evidenced by Investor’s delivery of a reaffirmation of Investor’s representations and warranties in the form attached hereto as Exhibit H-2 (the “Investor’s Reaffirmation Certificate”), which Investor’s Reaffirmation Certificate shall be dated as of the Closing Date, duly executed by an authorized signatory of Investor, and certify and confirm that the conditions specified in this Section 5.2.1 and Section 5.2.5, with respect to Investor, are satisfied in full as of such date;

5.2.2 no Order of any Governmental Authority of competent jurisdiction nor any Law promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the Transaction;

5.2.3 Americold shall have received all of the Investor’s Closing Documents;

5.2.4 the Required Approvals shall have been obtained, delivered or completed or expired, waived or been terminated (in the case of waiting periods);

5.2.5 Investor shall have performed or observed in all material respects all of its obligations under this Agreement to be performed or observed at or prior to the Closing.

5.3 Documents at Closing.

5.3.1 On or before the Closing Date, Americold shall deliver to Investor the following (collectively, “AMC’s Closing Documents”):

(a) a final closing statement, executed by Americold, setting forth all adjustments to the Contribution Amount contemplated by this Agreement (the “Closing Statement”), duly executed by Americold;

(b) AMC’s Reaffirmation Certificate, duly executed by the signatory thereto;

(c) the Joint Venture Agreement, duly executed by Americold JV Member or Americold;

(d) each Property Management Agreement, executed by Property Manager and the respective Property Owner;

(e) the Americold Credit Support (as may be applicable), posted, issued or otherwise provided by or on behalf of the Company or its applicable Affiliates (including Americold and its Affiliates) in accordance with the Debt Commitment Letter (or the Definitive Agreements);

(f) real property transfer tax returns and forms and state specific closing documentation, as and to the extent required by applicable Law, executed by each applicable Company Subsidiary;

(g) a Owner’s Affidavit in the form attached hereto as Exhibit I duly executed by Americold (or such other designee agreed to by the Title Issuer) or each Property Owner, as applicable;

(h) a duly executed Non-Imputation Affidavit in the form attached hereto as Exhibit P;

(i) a properly completed IRS Form W-9, duly executed by Americold JV Member (or its tax owner, if Americold JV Member is disregarded as separate from its owner for U.S. federal income tax purposes);

(j) if requested by Investor, evidence reasonably satisfactory to Investor that the Existing Management Agreements have been terminated as of Closing;

(k) evidence that the Pre-Closing Restructuring has been consummated in accordance with this Agreement (and with respect to the Closing Date Restructuring, is being consummated concurrently with the Closing);

(l) the Transportation Leases;

(m) the Reciprocal Easement Agreement; and

(n) such additional documents as are required by the terms of this Agreement or Title Issuer in connection with the transactions contemplated hereunder.

5.3.2 On or before the Closing Date, Investor shall deliver to Americold the following (collectively, “Investor’s Closing Documents”):

(a) the Contribution Amount as provided in Section 2.2.1 hereof;

(b) the Closing Statement, duly executed by Investor;

(c) Investor’s Reaffirmation Certificate, duly executed by the signatory thereto;

(d) the Joint Venture Agreement, duly executed by Investor; and

(e) such additional documents as are required by the terms of this Agreement or Title Issuer in connection with the transactions contemplated hereunder.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Investor’s Representations. Investor represents and warrants to Americold as follows:

6.1.1 Investor’s Authorization. Investor (a) is duly organized (or formed), validly existing and in good standing under the Laws of its jurisdiction of organization and, to the extent required by applicable Laws, the state in which each Property is located, except where the failure to have such power or authority would not prevent or materially delay the Investor’s ability to consummate the transactions contemplated hereby, and (b) is authorized to execute this Agreement and all Closing Documents executed by Investor and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents executed by Investor and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, such instruments, obligations and actions are valid and legally binding upon Investor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”). The execution and delivery of this Agreement and all Closing Documents executed by Investor and the performance of the obligations of Investor hereunder or thereunder will not (w) except for the Required Approvals, require any consent, Order or Permit of, or filing or declaration with, any Governmental Authority, (x) result in the violation of (i) any Law or (ii) any provision of Investor’s Organizational Documents, (y) conflict with any Order of any Governmental Authority binding upon Investor, or (z) conflict or be inconsistent with, or result in any default under, any Contract to which Investor is bound, except in the case of clauses (y) and (z) above, for violations which would not prevent or materially delay Investor’s ability to consummate the transactions contemplated by this Agreement.

6.1.2 Investor’s Financial Condition. No petition has been filed by Investor under the Federal Bankruptcy Code or any similar Laws. Investor has not received written notice of any petition filed against it under the Federal Bankruptcy Code or any similar Laws.

6.1.3 Patriot Act Compliance. The Investor is not a Sanctioned Person, and to Investor’s knowledge, Investor is not engaging in this Transaction, directly or knowingly indirectly, on behalf of, or instigating or facilitating this Transaction, directly or knowingly indirectly, on behalf of, any Sanctioned Person in violation of Sanctions. Investor is not engaging in this Transaction, directly or knowingly indirectly, in violation of applicable Anti-Money Laundering Laws. None of the funds of Investor have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Investor is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Notwithstanding the foregoing, Investor makes no representations or warranties herein with respect to any direct or indirect public shareholder of any Affiliates of Investor.

6.1.4 ERISA. Except as would not individually or in the aggregate be expected to have, and do not have, prevent or materially delay the Investor’s ability to consummate the transactions contemplated by this Agreement, Investor is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitute or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Investor is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Investor to acquire the Issued Interest are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. Investor hereby represents and warrants that the assets of Investor are not “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

6.1.5 Brokers. Neither Investor nor any of its Affiliates is a party to any Contract that imposes liability on the Company or Americold to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement for which the Company, Americold or any of their respective Affiliates would be liable.

6.1.6 Investor TECL; Investor Equity Support. Concurrently with the execution of this Agreement, the Investor Sponsor has duly executed and delivered to the Company the Investor TECL and Investor Equity Support, each dated as of the Effective Date. The Investor TECL and Investor Equity Support are in full force and effect and is the valid, binding and enforceable obligation of the Investor Sponsor party thereto in accordance with its terms, except as the same may be limited by the Enforceability Exceptions, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Investor Sponsor.

6.1.7 Financing.

(a) As of the Effective Date, the Investor has delivered to the Company and Americold true and correct copies of (a) the Investor Equity Support, dated as of the Effective Date, pursuant to which the investors party thereto have committed, on the terms and subject to the conditions set forth therein, to provide the Equity Financing, which Investor Equity Support provides that Americold and the Company each is an express third-party beneficiary thereto, and (b) the executed Debt Commitment Letter, dated as of the Effective Date, and the Fee Letter pursuant to which the Debt Financing Parties party thereto have committed, on the terms and subject to the conditions set forth therein, to provide to the Investor or an Affiliate thereof the amount of debt financing described therein, the proceeds of which shall be used to, among other things, fund the Transaction. As of the Effective Date, except as set forth in the Financing Commitment Letters, there are no conditions precedent or other contingencies (including any “flex” provisions applicable thereto) to the obligations of the parties thereto to fund the full amounts contemplated by the Financing. There are no side letters or other agreements related to the funding of the Financing other than as set forth in the Financing Commitment Letters and no such side letters or other agreements are contemplated. As of the Effective Date, each Financing Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, the Investor and, to the knowledge of the Investor, each other party thereto. As of the Effective Date, each Financing Commitment Letter is in full force and effect against Investor and, to the Investor’s Knowledge, against each other party thereto and is the valid, binding and enforceable obligation of Investor and, to the Investor’s Knowledge, each other party thereto and has not been withdrawn, terminated, rescinded, amended or modified. All commitment and other fees required to be paid under the Financing Commitment Letters on or prior to the Effective Date have been timely paid. As of the Effective Date, assuming the satisfaction of the conditions set forth in Section 5.1, the Investor has no reason to believe that the terms or conditions precedent required to be satisfied by it pursuant to any Financing Commitment Letter or in connection with the Transaction will not be met on a timely basis or that all or any portion of the Financing will be unavailable on the Closing Date. The aggregate proceeds of the Financing contemplated to be funded at Closing in accordance with the Debt Letters and the Investor Equity Support, if and when funded, will be sufficient for the Investor to fund payment of (x) an amount equal to the Contribution Amount and (y) the other payments required to be made by or on behalf of the Investor at the Closing under this Agreement. The Investor understands, acknowledges and agrees that the obligations of the Investor under this Agreement, including its obligations to consummate the Transaction, are not in any way contingent upon or otherwise subject to the Investor’s consummation of any financing arrangement or the obtaining of any financing or the availability, grant, provisions or extension of any financing to the Investor.

(b) (x) No event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Investor or any other party thereto under the terms and conditions of the Investor Equity Support or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. Investor has paid, or caused to be paid, in full any and all fees required to be paid pursuant to the terms of the Investor Equity Support on or before the date hereof, and will pay, or cause to be paid, in full any such amounts due on or before the Closing Date. Investor acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Equity Financing) or (ii) the availability of any financing (including the Equity Financing) to Investor or any of their respective Affiliates. The Investor Equity Support has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated. There is no (A) fact, occurrence, circumstance or condition that would reasonably be expected to cause the Investor Equity Support to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (B) fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Investor from performing its obligations under the Investor Equity Support or cause any other potential impediment to the funding of any of the payment obligations of the Investor under the Investor Equity Support at or prior to the Closing.

6.1.8 Litigation. Except as would not prevent, materially delay or materially impair the consummation of the Transaction, and except for any Claim arising out of the Transaction, there is no Claim active, pending or, to Investor’s Knowledge, threatened in writing against Investor before any Governmental Authority. As of the Effective Date, Investor is not subject to any outstanding Order that would prevent, materially delay or materially impair the consummation of the Transaction.

6.2 Americold’s Representations. Subject to the terms, conditions and limitations set forth in this Agreement, and except as set forth on the disclosure schedule delivered by the Company to Investor concurrently with the execution and delivery of this Agreement and dated as of the Effective Date (the “AMC Disclosure Schedule”), Americold represents and warrants to Investor as follows:

6.2.1 Authorization.

(a) Each of Americold and Americold JV Member (i) is duly formed, validly existing and in good standing under the Laws of its state of formation, (ii) to the extent required by applicable Laws, is duly qualified to do business and in good standing in the state in which any real property that it owns, directly or indirectly, is located, except where the failure to have such power or authority would not have a Material Adverse Effect, and (iii) is authorized to execute this Agreement and all Closing Documents executed by it and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents executed by it, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, such instruments, obligations and actions are valid and legally binding on it, enforceable in accordance with their respective terms, subject to applicable Enforceability Exceptions. The execution and delivery of this Agreement and all Closing Documents executed by each of Americold and Americold JV Member and the performance of its obligations hereunder or thereunder (including, for the avoidance of doubt, the consummation of the Restructuring), as applicable, will not (w) except for the Required Approvals, require any consent, Order or Permit of, or filing or declaration with, any Governmental Authority, (x) result in the violation of (i) any Law or (ii) any provision of Americold’s or Americold JV Member’s Organizational Documents, (y) conflict with any Order of any Governmental Authority binding on Americold or Americold JV Member, or (z) with or without notice, lapse of time or both, breach, violate, conflict or be inconsistent with, or result in any default under, or require notice or consent under, or accelerate or give right to a right of termination, modification, cancellation or acceleration of any obligations, or result in the loss of benefit or increase of any obligations under, any Property Contract, Other Material Contract, Material Customer Contract or other material Contracts by which Americold or Americold JV Member, any of the Properties or the Business is bound, except in the case of clauses (w), (x)(i), (y) and (z) above, for violations which would not have a Material Adverse Effect.

(b) Following the Restructuring, and as of the Closing Date, the Company (i) is duly formed, validly existing and in good standing under the Laws of its state of formation and, to the extent required by applicable Laws, is duly qualified to do business and in good standing in the state in which any real property that it owns, directly or indirectly, is located, except where the failure to have such power or authority would not have a Material Adverse Effect, and (ii) is authorized to execute this Agreement and all Closing Documents executed by it and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents executed by it, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, such instruments, obligations and actions are valid and legally binding on it, enforceable in accordance with their respective terms, subject to applicable Enforceability Exceptions. To the extent applicable, the execution and delivery of this Agreement and all Closing Documents executed by the Company and the performance of its obligations hereunder or thereunder (including, for the avoidance of doubt, the consummation of the Restructuring), as applicable, will not (w) except for the Required Approvals, require any consent, Order or Permit of, or filing or declaration with, any Governmental Authority, (x) result in the violation of (i) any Law or (ii) any provision of the Company’s Organizational Documents, (y) conflict with any Order of any Governmental Authority binding on the Company, or (z) conflict or be inconsistent with, or result in any default under, any Property Contract, Other Material Contract, Material Customer Contract or other material Contract by which the Company, any of the Properties or the Business is bound, except in the case of clauses w, (x)(i), (y) and (z) above, for violations which would not have a Material Adverse Effect.

(c) Following the Restructuring and as of the Closing Date, each Company Subsidiary (i) is duly formed, validly existing and in good standing under the Laws of its state of formation and, to the extent required by applicable Laws, is duly qualified to do business and in good standing in the state in which any real property that it owns, directly or indirectly, is located, except where the failure to have such power or authority would not have a Material Adverse Effect, and (ii) is authorized to execute this Agreement and all Closing Documents executed by it and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents executed by it, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, such instruments, obligations and actions are valid and legally binding on it, enforceable in accordance with their respective terms, subject to applicable Enforceability Exceptions. To the extent applicable, the execution and delivery of this Agreement and all Closing Documents executed by the Company Subsidiaries and the performance of its obligations hereunder or thereunder (including, for the avoidance of doubt, the consummation of the Restructuring), as applicable, will not (w) except for the Required Approvals, require any consent, Order or Permit of, or filing or declaration with, any Governmental Authority, (x) result in the violation of (i) any Law or (ii) any provision of any such Company Subsidiary’s Organizational Documents, (y) conflict with any Order of any Governmental Authority binding on any such Company Subsidiary, or

(z) conflict or be inconsistent with, or result in any default under, any Property Contract, Other Material Contract, Material Customer Contract or other material Contract by which any such Company Subsidiary, any of the Properties or the Business is bound, except in the case of clauses (w), (x)(i), (y) and (z) above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Americold has made available to Investor, true, correct and complete copies of the Organizational Documents in effect for the Company (and prior to giving effect to the Joint Venture Agreement), and all such Organizational Documents are in full force and effect and have not been modified, supplemented or amended except as disclosed by Americold to Investor. The Company is not in violation (in any material respect) of any of the provisions contained in such Organizational Documents.

(e) Americold has made available to Investor true, correct and complete copies of the Organizational Documents in effect for each such Company Subsidiary, and all such Organizational Documents are in full force and effect and have not been modified, supplemented or amended except as disclosed and made available by Americold to Investor. None of the Company Subsidiaries is in material violation of any of the provisions contained in such Organizational Documents.

6.2.2 Financial Condition. No petition has been filed by Americold, Americold JV Member, the Company, any Company Subsidiary, under the Federal Bankruptcy Code or any similar Laws. None of Americold, the Company or any of the Company Subsidiaries have received written notice of any petition filed against any of Americold, the Company or any Company Subsidiary under the Federal Bankruptcy Code or any similar Laws. None of Americold, Americold JV Member, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner has received written notice of any petition filed against it under the Federal Bankruptcy Code or any similar Laws. None of Americold, Americold JV Member, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner has made an assignment for the benefit of its creditors or has suffered the appointment of a receiver, attachment or other judicial seizure to take possession of all, or substantially all, of its assets, which remains pending.

6.2.3 Compliance with Anti-Corruption Laws. None of Americold, the Company, any Company Subsidiary, or any Pre-Restructuring Property Owner, nor, to AMC’s Knowledge, any of AMC’s Representatives or any of its agents, consultants, distributors, partners or other Persons acting on behalf of Americold, Americold JV Member, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner or otherwise in connection, directly or indirectly, with any of the Properties or the Business, has taken, directly or indirectly, any action or refrained from taking any action that would constitute a violation of any Anti-Corruption Laws in relation to any of the Properties. Notwithstanding the foregoing, Americold makes no representation herein with respect to any public shareholder of any Affiliates of Americold.

6.2.4 Patriot Act Compliance. None of Americold, Americold JV Member, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner, nor to AMC’s Knowledge, any of AMC’s Representatives nor any of their respective agents, consultants, distributors, partners or other Persons acting on behalf of Americold, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner or otherwise in connection, directly or indirectly, with any of the Properties or the Business is a Sanctioned Person, and to AMC’s Knowledge, none of Americold, Americold JV Member, the Company or any Company Subsidiary or any Pre-Restructuring Property Owner is engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any Sanctioned Person in violation of Sanctions. None of Americold, Americold JV Member, the Company or any Company Subsidiary or any Pre-Restructuring Property Owner is engaging in this Transaction, directly or indirectly, in violation of Anti-Money Laundering Laws. None of the funds of any of Americold, Americold JV Member, the Company or the Company Subsidiaries or any of the Pre-Restructuring Property Owners (excluding the Contribution Amount) have been derived from any unlawful activity with the result that the investment of direct or indirect equity owners in any of Americold, Americold JV Member, the Company or the Company Subsidiaries or any of the Pre-Restructuring Property Owners (excluding Investor and its direct and indirect equity owners) is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Notwithstanding the foregoing, Americold makes no representation herein with respect to any public shareholder of any Affiliates of Americold.

6.2.5 Third-Party Rights. Except for this Agreement and the Closing Documents executed by Americold, Americold JV Member, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner, none of Americold, Americold JV Member, any Applicable Entity or any Pre-Restructuring Property Owner has entered into any Contracts currently in effect pursuant to which such Person has granted any preemptive or similar rights, subscriptions, warrants, calls, Contracts, options, rights of first refusal or rights of first offer to purchase all or any part of such Person’s Equity Interest in any Applicable Entity, as the case may be, or other rights whereby any individual or entity has the right to purchase, issue, acquire, redeem, repurchase or sell all or any part of such Person’s Equity Interest in any Applicable Entity, including any right of conversion or exchange under any outstanding security or Contract.

6.2.6 Intentionally Omitted.

6.2.7 Company Interests.

(a) Except as set forth on Schedule 6.2.7, the Issued Interest has been (and will be at Closing) duly authorized and validly issued, is fully paid and nonassessable, is not subject to, and is free and clear of any and all Encumbrances of any nature whatsoever, other than restrictions under applicable state and federal securities Laws, and any rights of any member or restrictions on any member as expressly set forth under the Existing LLC Agreement, the Joint Venture Agreement or the Organizational Documents of the Company or any Company Subsidiary. Except as set forth in the Organizational Documents of the Company or any Company Subsidiary, there are no (i) warrants or other rights or Contracts of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary obligating any of the Company or Company Subsidiaries to Transfer any Equity Interests in any of the Company or Company Subsidiaries, (ii) voting securities of any of the Company or Company Subsidiaries or securities convertible, exchangeable or exercisable for Equity Interests of any of the Company or Company Subsidiaries, (iii) equity equivalents, interests in the ownership or earnings of any of the Company or any Company Subsidiaries or similar rights or (iv) voting trusts, voting agreements or other similar Contracts with respect to any of the Company or Company Subsidiaries. Investor will acquire good title to, and the entire right, title and interest in, the Issued Interest free and clear of all Encumbrances, other than restrictions under applicable state and federal securities Laws, and any rights of any member or restrictions on any member as expressly set forth under the Existing LLC Agreement, the Joint Venture Agreement or the Organizational Documents of the Company or any Company Subsidiary. The Issued Interest have not been certificated, including under Article 8 of the UCC, and no certificates have been issued in connection therewith. Immediately prior to the consummation of the Transaction, Americold or its controlled Affiliates are the record and beneficial owners of all of the Issued Interest.

(b) The organizational structure charts attached hereto as Exhibit J are true, correct and complete and depict each Person (excluding any public shareholder of any Affiliates of Americold) that owns a direct or indirect Equity Interest in all or any portion of any of the Properties (excluding public shareholders in Americold Realty Trust and unitholders in Americold).

(c) Americold has not (and none of its Affiliates has) Transferred any direct Equity Interest in the Company, any Company Subsidiary or any Pre-Restructuring Property Owner to any other Person other than in connection with the Restructuring pursuant hereto.

(d) Prior to Closing, no Person other than Americold or its Affiliates owned any legal or equitable interest in the Company or any Company Subsidiary, and as of Closing (but prior to the issuance of the Issued Interest to Investor), no Person other than Americold JV Member and Investor will own any legal or equitable interest in the Company and no Person other than the Company will own any legal or equitable interest in the Company Subsidiaries.

(e) Except as set forth on Schedule 6.2.7, (i) no Applicable Entity owns or may be obligated to acquire (including by any option, warrant, call, subscription or other right or any convertible or exchangeable security) any Equity Interest of, any Person and (ii) no Applicable Entity has any outstanding obligations to provide funds to, or make any investment in (in the form of a loan, capital contribution, exchange, cancellation of Indebtedness or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a wholly-owned Company Subsidiary.

6.2.8 Employees and Benefit Plans. No Applicable Entity is party to or bound by any collective bargaining agreement or other similar agreement with any labor union or labor organization (such organizations, “Labor Unions,” and such agreements, “Labor Agreements”). Except as set forth on Schedule 6.2.8, neither Americold and its Subsidiaries nor, to AMC’s Knowledge, any Person with whom Americold and its Subsidiaries or any Applicable Entity contracts with to provide employees or other individual service providers to provide services to any of the Properties (a “Third-Party Operator”) is party to, bound by or negotiating any Labor Agreements which do or would apply to such employees or other individual service providers. No Applicable Entity has, or has had, any employees or is, or has been, party to any employment agreements. No Applicable Entity maintains, sponsors or contributes to (or is required to contribute to), or has any current or contingent liability in respect of, any Benefit Plan. Since January 1, 2023, there have been no material strikes, concerted work stoppages, picketing, lockouts, or other material organized work disruptions or material disputes pending or, to AMC’s Knowledge, threatened, affecting any of the Properties or any Applicable Entity. Since January 1, 2023, solely with respect to the Properties Americold and its Subsidiaries and, to AMC’s Knowledge, the Third-Party Operators, are and have been in material compliance with all applicable Laws respecting labor, employment and labor or employment practices and terms and conditions of employment. None of Americold and its Subsidiaries, any Applicable Entity nor, to AMC’s Knowledge, any Third-Party Operator, is required to notify, consult with, or obtain the consent of any Labor Unions relating to the transactions contemplated by this Agreement. No Applicable Entity has been deemed to be, nor to AMC’s Knowledge, alleged to be, in a joint-employment, co-employment, or similar relationship with respect to the employees or service providers of Americold and its Subsidiaries or any Third-Party Operator nor, to AMC’s Knowledge, do facts exist which could reasonably be expected to result in a finding that such a relationship exists.

6.2.9 Litigation; Violations.

(a) Except as listed in Exhibit K attached hereto and except for any Claim arising out of the Transaction, (i) neither Americold, any Applicable Entity nor any of their respective Subsidiaries is subject to any pending Claim related to the Business, the Properties or for which any Applicable Entity is or could be a party to such Claim, in each case, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (ii) neither Americold nor any Applicable Entity nor any of their respective Subsidiaries has received any notice of any current, pending or, to AMC’s Knowledge, threatened Claim against Americold or an Applicable Entity or any of their respective Subsidiaries, the Business or any of the Properties (including any condemnation proceedings) which if adversely determined would reasonably be expected to have a Material Adverse Effect, (iii) none of Americold or any Company Subsidiary or any of their respective Subsidiaries has received any notice of any current, pending or, to AMC’s Knowledge, threatened Claim against Americold, the Company, a Company Subsidiary, any of their respective Subsidiaries or any of the Properties (including any condemnation proceedings) which would reasonably be expected to have a Material Adverse Effect and (iv) there are no outstanding Orders, and no such Order, to AMC’s Knowledge, is threatened in writing, and no unsatisfied penalties or awards against or affecting Americold or any Applicable Entity or any of their Subsidiaries, Properties, the Business or assets which, individually or in the aggregate, would cause or would reasonably be expected to cause a Material Adverse Effect.

(b) Except for Violations fully and completely cured or remedied on or before the Effective Date, and except for any Claim arising out of the Transaction, and except as listed in Exhibit L attached hereto, (i) neither Americold nor the Company or any of their respective Subsidiaries has received any written notice from any Governmental Authority or Person of any Violation of any Law or Privacy Requirement which would have a Material Adverse Effect, and (ii) none of Americold or any Company Subsidiary any of their respective Subsidiaries has received any written notice from any Governmental Authority or Person of any Violation of any Law or Privacy Requirement which would have a Material Adverse Effect, and (iii) to AMC’s Knowledge none of the Applicable Entities, or Americold or their respective Subsidiaries, nor any Property, has violated any Law or Privacy Requirement and no Property in the Portfolio violates any Law, in each case, which Violation would have a Material Adverse Effect.

6.2.10 Intellectual Property; Privacy.

(a) Schedule 6.2.10(a) sets forth a true, correct and complete list of all registered Intellectual Property owned or purported to be owned by (i) the Applicable Entities, (ii) the Operator, or (iii) the Pre-Restructuring Property Owners. The Portfolio IP is exclusively owned, free and clear of all Encumbrances other than Permitted Exceptions, by Americold, its Affiliates or the Applicable Entities (as applicable), and such parties (as applicable) have valid rights to use all other Intellectual Property used or held for use in connection with the operation of the Business. All applications, registrations, and issuances with a Governmental Authority or other applicable registrar that are included in the Portfolio IP are subsisting, valid and enforceable.

(b) The Intellectual Property and IT Systems exclusively owned or validly licensed by the Applicable Entities, together with the Intellectual Property and IT Systems licensed or otherwise provided by Americold (or any of its Affiliates) to the Applicable Entities under the Joint Venture Agreement or the Property Management Agreement, constitute all of the Intellectual Property and IT Systems that are necessary for, and are sufficient in all material respects for, the operation of the Business in substantially the same manner as currently conducted and as currently contemplated to be conducted.

(c) In the past three (3) years, (i) none of Americold or its Affiliates (in each case, solely with respect to the Business), the Applicable Entities, or the operation the Business, has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person in any material respect, and (ii) none of the Applicable Entities (or Americold or its Affiliates, solely with respect to the Business) have received any written notice alleging the same, and no Claims alleging such infringement, misappropriation or other violation are pending or threatened in writing against any of such parties.

(d) To AMC’s Knowledge, no Person is currently infringing, misappropriating or otherwise violating any Portfolio IP. None of the Applicable Entities, Americold or Americold’s Affiliates has in the past three (3) years sent any written notice to any Person, or initiated any Claims, alleging the same.

(e) Schedule 6.2.10(e) sets forth all Contracts under which any of the Applicable Entities, Americold or Americold’s Affiliates: (i) obtains a license or other right from a third party with respect to Intellectual Property that is material to (x) the ownership, operation or maintenance of any of the Properties or (y) the business of any Applicable Entity (in each case, excluding non-exclusive licenses of commercially available “off-the-shelf” software, and contracts primarily for the provision of services where the granting or obtaining any non-exclusive right to use any Intellectual Property is ancillary or incidental to the transactions contemplated in such contract) or (ii) grant to a third party any license or other right with respect to material Portfolio IP (excluding non-exclusive licenses granted in the ordinary course of business) (clauses (i) and (ii) collectively, the “Material IP Contracts”).

(f) The IT Systems used or held for use in the operation of the Business (the “Portfolio IT Systems”) are (i) sufficient in all material respects for their intended use and for the operation of the Business, (ii) tested with respect to their security and integrity on an annual or more frequent basis and any critical and high risks and vulnerabilities identified in such testing have been (or are in the process of being) remediated in all material respects, and (iii) free from material bugs, errors, defects, viruses, malware and other corruptants. In the past three (3) years, to AMC’s Knowledge, there has been no breach, violation, outage or failure of, or unauthorized access to or acquisition of any Portfolio IT Systems (or any data, including Personal Information, stored therein or processed thereby) (each, a “Security Incident”), except for those that were resolved without material liability or cost or the duty to notify any Person, and that did not result in a material disruption of or interruption in or to the operation of the Business. Each of the Applicable Entities, Americold and Americold’s Affiliates, as applicable, takes commercially reasonable measures to protect the confidential information and trade secrets included in the Portfolio IP and the Portfolio IT Systems.

(g) To AMC’s Knowledge, (i) each of the Applicable Entities, Americold and Americold’s Affiliates, as applicable, has taken commercially reasonable steps to remediate in all material respects any Security Incident and (ii) there is no material ongoing or residual compromise to any Portfolio IT Systems (or any data stored therein or processed thereby) arising from any Security Incident.

6.2.11 Taxes. (i) Each Applicable Entity has timely filed all income and other material Tax Returns required by Law to be filed by such Applicable Entity and all such Tax Returns are true, correct and complete in all respects; (ii) all income and other material Taxes required to be paid by any Applicable Entity (whether or not shown as due and payable on any Tax Returns) have been timely paid in full, except any such Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with sound accounting principles; (iii) no Applicable Entity has executed or filed with the Internal Revenue Service or any other Taxing Authority any Contract extending the period for assessment or collection of any material Taxes (other than any ordinary course extension of the due date for filing any Tax Return) that is currently in effect; (iv) no Claim is currently pending with respect to any material Taxes of any Applicable Entity; (v) there are no Encumbrances for Taxes upon the assets of any Applicable Entity except Encumbrances relating to Taxes not yet due and payable or Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with sound accounting principles; (vi) no Applicable Entity will be required to include any material item of income in, or exclude any material item of deduction from any Pre-Closing Tax Period as a result of (A) any installment sale or other transaction entered into by any Applicable Entity on or prior to the Closing, (B) any accounting method change or agreement with a tax authority filed or made by any Applicable Entity on or prior to the Closing, (C) any use by any Applicable Entity of an improper method of accounting on or prior to the Closing, or (D) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. applicable Law) executed by any Applicable Entity at or prior to the Closing; (vii) each Applicable Entity has withheld and paid to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid by any Applicable Entity in connection with amounts paid or owing to any former employee, independent contractor, creditor, stockholder or other Person; (viii) no Applicable Entity has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A); and (ix) each Applicable Entity (other than TRS Subsidiary) is classified as either a partnership or a disregarded entity for U.S. federal (and applicable state and local) income tax purposes and has had such classification since the date of its formation; provided, that the Company will be deemed a disregarded entity for U.S. federal (and applicable state and local) income tax purposes as of the Effective Date and will convert into a partnership as of the Closing Date and has not elected to be subject to any income Tax imposed by any state, political subdivision thereof, or the District of Columbia at the partnership level in lieu of such income Tax being imposed on the direct or indirect owners of such entity.

6.2.12 Real Property.

(a) As of Closing, the Property Owners have good and valid title, as applicable, in fee simple or ground leasehold interest (as applicable) to the Properties as depicted on the Title Policies, free and clear of all Encumbrances other than Permitted Exceptions.

(b) None of Americold, the Company or any Company Subsidiary or any of their respective Affiliates has received written notice of any, and to AMC’s Knowledge there are no, pending or threatened (in writing) condemnation or eminent domain proceedings affecting any of the Properties or any portion thereof.

(c) Except for the PILOT Agreement, none of the Company or any Company Subsidiary is a tenant or subtenant under any lease, license or other right of occupancy affecting or relating to any real property.

(d) None of Americold, the Company or any Company Subsidiary or any of their respective Affiliates has sold or otherwise disposed of or entered into any Contract that remains in effect providing for the sale of, or option to sell, a Property or any portion thereof or has entered into any Contract that remains in effect providing for the acquisition following the Effective Date of any Property (other than this Agreement).

(e) There are no outstanding rights of first refusal, rights of first offer, purchase options or similar rights relating to the Property or any interest therein that have been granted by Americold, the Company or any Company Subsidiary or any of their respective Affiliates.

6.2.13 Environmental Matters.

(a) Americold has made available to Investor copies of all environmental assessments, reports and studies (the “Environmental Reports”) and other material environmental, health or safety documents relating to the Business, the Properties, the Applicable Entities, their current operations, properties or facilities or each Property that are in the possession of Americold or the Applicable Entities, and Schedule 6.2.13(a) sets forth a list of such Environmental Reports.

(b) Americold and its Affiliates (with respect to each of the Applicable Entities, the Business and the Properties), the Applicable Entities and operations at the Properties are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws for the operation and ownership of the Properties.

(c) (i) Within the past three (3) years (or earlier to the extent unresolved), neither Americold or its Affiliates (with respect to any of the Applicable Entities, the Business or the Properties) nor any of the Applicable Entities has received any notice or Order regarding any actual or alleged material violation of, or material Liability under, Environmental Laws or alleging that any Property or any portion thereof is contaminated with Hazardous Substances in violation of, or requiring investigation or remediation under, Environmental Laws in any material respect, and there are, and (ii) within the past three (3) years have been, no pending or, to AMC’s Knowledge, threatened material Claims under Environmental Laws against any of the Applicable Entities, Americold or its Affiliates (with respect to any of the Applicable Entities, the Business or the Properties), or the Properties.

(d) Neither Americold or its Affiliates (with respect to any of the Applicable Entities, the Business or the Properties) nor any of the Applicable Entities has treated, stored, disposed of, arranged for the disposal of, transported, handled, released, owned or operated any property or facility contaminated by or exposed any Person to any Hazardous Substances so as to give rise to any material Liabilities for Americold (with respect to any of the Applicable Entities, the Business or the Properties) or any of the Applicable Entities pursuant to any Environmental Laws.

(e) Neither Americold or its Affiliates (with respect to any of the Applicable Entities, the Business or the Properties) nor any of the Applicable Entities has expressly assumed or provided an indemnity with respect to any material Liabilities of any other Person arising under Environmental Laws or relating to Hazardous Substances.

(f) The Transaction is not subject to the requirements of the New Jersey Industrial Site Recovery Act.

6.2.14 Indebtedness. Other than with respect to equipment leases or trade payables incurred in the ordinary course of business and subject to the proration set forth in Section 4.2, no Applicable Entity has entered into or is subject to, and no Property (or the Business) is subject to, any Indebtedness, including with respect to such Property (or any portion thereof). Schedule 6.2.14 sets forth, as of the date hereof, all outstanding Indebtedness of each Applicable Entity or to which any Property or the Business is subject and, for each such item of Indebtedness, identifies the debtor and the principal amount of Indebtedness outstanding as of the date hereof. Other than with respect to equipment leases or trade payables incurred in the ordinary course of business, no Applicable Entity or, with respect to any of the Properties or the Business, any other Affiliate of Americold or any Applicable Entity is a guarantor or is otherwise liable for, and has not pledged any collateral for, any obligation (including Indebtedness) of any other Person (other than a wholly-owned Company Subsidiary).

6.2.15 Insurance. Schedule 6.2.15 sets forth all material policies of insurance maintained by or otherwise covering the Company and each Company Subsidiary or the Properties or the Business (the “Insurance Policies”). Neither Americold nor any Applicable Entity or, with respect to any of the Properties or the Business, any other Affiliate has received written notice of any cancellation, termination or non-renewal with respect to any such insurance policies. There are no outstanding claims under any such insurance policies that are material to the Properties or the Business except as set forth on Exhibit M attached hereto.

6.2.16 Undisclosed Liabilities.

(a) Attached as Schedule 6.2.16(a) are true, correct and complete copies of the Financial Statements as they relate to the Business or the Properties. The Financial Statements as they relate to the Business or the Properties are true, correct and complete in all material respects, and present fairly and accurately the financial condition, assets and liabilities of Americold and its applicable Affiliates at the date shown thereon and the results of operations of Americold and its applicable Affiliates for the periods indicated thereon, as applicable. Since the date of the most recent Financial Statements, to AMC’s Knowledge, there has been no material adverse change in the financial condition Americold, its applicable Affiliates, any of the Properties or the Business.

(b) Immediately following the Restructuring, neither Americold nor any Applicable Entity or any of their respective Affiliates has any Liabilities in respect of which an Applicable Entity is or may be liable except for Liabilities incurred in the ordinary course of business (which are consistent as to type and amount with past practice and none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, indemnification, nonperformance, default or violation of Law) and any such other Liabilities would not be expected, and do not have, a Material Adverse Effect.

6.2.17 Business and Operations. Prior to the Restructuring, the Americold JV Manager owns beneficially and of record, directly or indirectly, all of the outstanding Equity Interests of the Company, free and clear of all Encumbrances, other than restrictions under applicable state and federal securities Laws, and any rights of any member or restrictions on any member as expressly set forth under the Existing LLC Agreement, the Joint Venture Agreement or the Organizational Documents of the Company or any Company Subsidiary. The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Closing Documents. Prior to the Restructuring, the Company does not own, and has never owned, any assets or had any obligations or other Liabilities of any nature other than those incident to its formation and pursuant to the transactions contemplated by this Agreement and the Closing Documents. Prior to the Restructuring, the Company Subsidiaries do not own, and have not owned, any assets or had any obligations or other Liabilities other than their respective direct or indirect Equity Interests, as applicable, in the Portfolio. None of the Applicable Entities has ever engaged in any activity or business other than the acquisition, development and operation of the Portfolio and the activities incidental thereto.

6.2.18 ERISA. Neither Americold nor any Applicable Entity is an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitute or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Neither Americold nor any Applicable Entity is a “governmental plan” within the meaning of Section 3(32) of ERISA. Americold hereby represents and warrants that the assets of Americold and the Applicable Entities are not “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

6.2.19 Brokers. Except for the Broker, none of Americold, the Company, any Company Subsidiary or any of their respective Affiliates is a party to any Contract that imposes Liability on Americold, the Company or any Company Subsidiary to pay any fees or commissions or similar payments to any broker, nder or similar agent with respect to the entry into this Agreement or the transactions contemplated by this Agreement.

6.2.20 Property and Other Material Contracts.

(a) Schedule 6.2.20(a) sets forth a true, correct and complete list (and all amendments, modifications and supplements thereto) (in all material respects) of all Other Material Contracts and, to AMC’s Knowledge, all material Property Contracts. Americold has delivered or made available to Investor true, correct and complete copies in all material respects of the Other Material Contracts and, to AMC’s Knowledge, the Property Contracts. Each Other Material Contract, and, to AMC’s Knowledge, other Property Contracts is valid and binding on, as applicable, Americold, the Company, any Pre-Restructuring Property Owner and any Property Owner and their respective Affiliates party to such Contract and, to AMC’s Knowledge, on the other party thereto. Each Other Material Contract, and to AMC’s Knowledge, each other Property Contract is in full force and effect and none of, as applicable, Americold, the Company, any Pre-Restructuring Property Owner or any Property Owner or any of their respective Affiliates, nor to AMC’s Knowledge, any other party thereto, is in breach, default or violation in any material respect (beyond all notice, grace and cure periods) under any Property Contract or Other Material Contract. None of Americold, the Company, any Pre-Restructuring Property Owner or any Property Owner or any of their respective Affiliates has terminated any of the Property Contracts or Other Material Contracts and to AMC’s Knowledge no other party has terminated any Property Contract or Other Material Contract except as otherwise expressly permitted pursuant to the terms of this Agreement. None of Americold, the Company, any Pre-Restructuring Property Owner or any Property Owner or any of their respective Affiliates has received any written notice from any party to any Other Material Contract, Property Contract, Lease or Customer Contract stating its intent to terminate, materially modify, or not renew any such Other Material Contract, Property Contract, Lease or Customer Contract.

(b) Except as set forth on Schedule 6.2.20(b), no Other Material Contract is a Contract or Lease of any business or property of Americold or its Subsidiaries, other than the Business or the Properties.

(c) Americold has delivered or made available to Investor true, correct, and complete copies of each PILOT Agreement. There are no other payment in lieu of taxes agreements or other similar arrangements other than the PILOT Agreements. Schedule 6.2.20(c) sets forth a true and complete list of all PILOT Agreements affecting the Properties. Each PILOT Agreement is in full force and effect and no PILOT Agreement has been amended, modified, supplemented, or otherwise changed except as set forth in the copies delivered to Investor. To AMC’s Knowledge, no consent, approval, waiver, or authorization of any governmental authority is required in connection with the transactions contemplated hereby that has not been obtained or will not be obtained prior to Closing, except as set forth on Schedule 6.2.20(c). Except as set forth on Schedule 6.2.20(c), neither Americold nor any Applicable Entity or any of their respective Affiliates party thereto is in material breach of or default under the applicable PILOT Agreement and, to AMC’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation in any material respect.

6.2.21 Customer Contracts and Leases.

(a) Schedule 6.2.21(a) to this Agreement sets forth a list of all Material Customer Contracts and Leases (and all amendments, modifications and supplements thereto) (in all material respects). True, correct and complete copies (in all material respects) of each Material Customer Contract and Lease have been provided to Investor. Other than the Customer Contracts and Leases, there are no other Contracts for possession of all or any portion of the Properties, exclusive of access or similar Contracts for utilities or other service providers and any sub-leases or sub-licenses under the Customer Contracts, if applicable.

(b) Each Material Customer Contract and Lease (i) is valid and binding on, as applicable, Americold, the Company, any Property Owner and each of their respective Affiliates party to such Contract and, to AMC’s Knowledge, on the other party thereto, (ii) is in full force and effect, except, in each case, where such failure would not be expected to have a Material Adverse Effect.

(c) None of Americold, the Company or any Property Owner or any of their respective Affiliates is in material breach of or default under any Material Customer Contract or Lease and, to AMC’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation in any material respect. None of Americold, the Company, any Property Owner or any of their respective Affiliates has received any written notice alleging that Americold, the Company, any Property Owner or such Affiliate is in material breach under any Material Customer Contract or Lease.

(d) Except as set forth on Schedule 6.2.21(d), none of Americold, the Company, any Property Owner or any of their respective Affiliates has received any written notice from any customer to a Material Customer Contract or tenant under a Lease stating its intent to terminate, materially modify, or not renew any such Material Customer Contract or Lease and no tenant or customer is in material default (beyond all applicable notice and cure periods) thereunder.

(e) Except as set forth in Schedule 6.2.21(e), no customer to a Material Customer Contract or tenant to a Lease has paid any monies or rent more than thirty one (31) days in advance.

(f) Attached hereto as Schedule 6.2.21(f), is a true, correct and complete report setting forth, as of the date hereof, all arrearages in excess of thirty (30) days under the Material Customer Contracts and Leases.

(g) Except as set forth on Schedule 6.2.21(g), neither the execution and delivery of this Agreement or the Closing Documents by Americold, the Americold JV Member, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner nor the ability of Americold, the Company, any Company Subsidiary or any Pre-Restructuring Property Owner or any of their respective Affiliates to consummate the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Restructuring), nor compliance by Americold, the Company, any Company Subsidiary or any of their respective Affiliates with any of the terms or provisions hereof and thereof, will, with or without notice, lapse of time or both, breach, violate, conflict with or constitute a default or event of default under any of the terms, conditions or provisions of any Material Customer Contract or Lease or require any notice or consent under any Material Customer Contract or Lease, or accelerate or give rise to a right of termination, modification, cancellation or acceleration of any obligations of Americold, the Company or, if applicable, the Company Subsidiaries or any of their respective Affiliates, under any such Material Customer Contract or Lease or to the loss of any benefit or increase any obligations under a Material Customer Contract or Lease.

(h) Except as set forth on Schedule 6.2.21(h), no Customer Contract or Lease is a Contract or Lease of any business or property of Americold or its Subsidiaries, other than the Business or the Properties.

6.2.22 Affiliate Transaction. Schedule 6.2.22 sets forth a true, correct and complete list of all Affiliate Transactions as of the date hereof, other than in connection with the Restructuring.

6.2.23 Suppliers. Schedule 6.2.23 sets forth a true, correct and complete list of the names of the Significant Suppliers. None of Americold or its Subsidiaries, with respect to any of the Properties or the Business, has received any written, or, to AMC’s Knowledge, oral notice that a Significant Supplier, and to AMC’s Knowledge, no Significant Supplier has threatened in writing to: (A) cease providing such products, goods or services, (B) materially reduce or limit the production of such products, goods or services, including in each case, after the consummation of the transactions contemplated by this Agreement or (C) renegotiate its business relationship resulting in a material increase in pricing for the Company or any Company Subsidiary at or following the Closing.

6.2.24 Food Safety.

(a) To AMC’s Knowledge, Americold and its Affiliates with respect to the Properties or the Business are in material compliance with all applicable Food Safety Laws.

(b) Except as set forth on Schedule 6.2.24, to AMC’s Knowledge, there has been no material presence, release of or exposure to any food contaminants or adulterants, food poisoning or sickening, pests, mold or microbial agents, foreign objects, nor any recalls, facility shutdowns, misbranding, mislabeling or other food-related conditions with respect to the Company or any Company Subsidiary, the Properties or the Business, including its facilities, businesses or products that has given or would give rise to Food Safety Claims, Liabilities or obligations of the Company, the Company Subsidiaries, the Properties or the Business under Food Safety Laws.

(c) None of Americold, and to AMC’s Knowledge, any Applicable Entity or any of their respective Affiliates with respect to the Properties or the Business has, during the past three (3) years or at any time if unresolved, (i) received or been subject to any Food Safety Claim or Liability under any Food Safety Law, (ii) has been the subject of any inquiry, subpoena or investigation by any Governmental Authority, or (iii) has been a party to a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority concerning any Food Safety Laws, in each case, with respect to the Properties or the Business.

(d) Americold and its Affiliates have obtained all Permits required by the FDA and other Governmental Authorities required conduct the Business as it is currently conducted. All of the Permits held by or issued to Americold and its Affiliates with respect to the Business are in full force and effect and Americold and its Affiliates, as applicable, are in material compliance with each such Permit held by or issued to it and applicable Food Safety Laws with respect to the Business. No event has occurred that, with notice or the lapse of time or both, would constitute a material default under or material violation of any Permit held by Americold or its Affiliates with respect to the Business. There are no proceedings pending or threatened in writing (or, to AMC’s Knowledge, orally) against Americold and its Affiliates that could reasonably be expected to result in the revocation, cancellation, suspension or limitation of any Permit with respect to the Business. Americold and its Affiliates have not granted any third party any right or license to use, access or reference any of the Permits.

6.2.25 Absence of Certain Changes and Events. Except as set forth on Schedule 6.2.25, since December 31, 2025, (a) the Business has been conducted in the ordinary course and (b) there has not been any event, change, circumstance, occurrence, condition, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.2.26 Tangible Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Americold, each Applicable Entity and each of their respective Subsidiaries has good and valid title to, or have good and valid leasehold, license or other interests in, or otherwise have a valid right of possession, use or access to, all material items of Personal Property necessary for the conduct of the Business as currently conducted, free and clear of all Encumbrances other than Permitted Exceptions, which Personal Property is in good and workmanlike condition (subject to normal wear and tear). Except as would not reasonably be expected to have a Material Adverse Effect, Americold and its Subsidiaries, the properties, assets and rights owned, licensed and leased by Americold, the Applicable Entities and their respective Subsidiaries, with respect to the Properties of the Business are in reasonably good repair and operating condition (subject to normal wear and tear casualty and condemnation) and such properties, assets and rights constitute all of the properties, assets and rights reasonably necessary to conduct the Business as currently conducted.

6.2.27 Entire Business; Sufficiency of Assets. Immediately following the Restructuring, each of the Applicable Entities will have good and valid title to all of the assets, rights and properties (including the Properties) used in, held for use or that are necessary to conduct in all material respects the Business as currently conducted and as conducted in the ordinary course of business throughout the prior one (1) year, in each case, except (a) for the Excluded Assets and Liabilities, (b) for the services, rights and assets provided and/or available by or pursuant to the Property Management Agreement, and (c) the rights and obligations under the Asset Transfer Agreement.

6.2.28 Property Licenses and Permits.

(a) To AMC’s Knowledge, each of Americold, the Company and each Company Subsidiary and their respective Affiliates holds and is, and for the past three (3) years has been in compliance in all material respects with all material Permits necessary for the lawful conduct of its Business as has been and is presently conducted and the ownership, operation and management of the Properties (“Property Permits”). Such Permits are in full force and effect and no such Permits are conditional or restricted. None of Americold, the Company or any Company Subsidiary or any of their respective Affiliates has received any written notice of any violation of any such Permit or any modification, cancellation, termination, adverse action, restriction, suspension, revocation or non-renewal of any such Permit that has not been resolved or dismissed.

(b) There are no Claims pending or, to AMC’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any Permits, except for any such revocation or termination that would not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has imposed any material fines, sanctions or similar penalties on or against any of Americold, the Company or any Company Subsidiary or any of their respective Affiliates during the preceding three (3) years in connection with the Property Permits. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Property Permits held by Americold, the Company or any Company Subsidiary or any of their respective Affiliates shall be impaired, violated or in any way affected by the consummation of the transactions contemplated by this Agreement or the Closing Documents.

6.2.29 Intentionally Omitted.

6.2.30 Restructuring. The Restructuring will not impose any Liability on the Investor.

6.3 No Other Warranties and Representations; Disclaimers.

6.3.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, IT IS UNDERSTOOD AND AGREED THAT NO COMPANY PARTY IS MAKING OR HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONTRIBUTED INTERESTS OR THE PORTFOLIO, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY ESTIMATES, PROJECTIONS, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION PROVIDED, INCLUDING IN THE DILIGENCE WEBSITE OR IN ANY OTHER FORM IN THE EXPECTATION OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION OR ADDRESSED TO THE INVESTOR OR ANY OF ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS ANY SUCH INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN SECTION 6.2.

6.3.2 INVESTOR ACKNOWLEDGES AND AGREES THAT UPON CLOSING, THE COMPANY SHALL ISSUE TO INVESTOR, AND INVESTOR SHALL ACCEPT, THE ISSUED INTEREST AND, INDIRECTLY, THE PORTFOLIO “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. INVESTOR ALSO ACKNOWLEDGES THAT THE CONTRIBUTION AMOUNT REFLECTS AND TAKES INTO ACCOUNT THAT THE ISSUED INTEREST (AND, INDIRECTLY, AN INTEREST IN THE PORTFOLIO) ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE CLOSING DOCUMENTS.

6.3.3 INVESTOR REPRESENTS TO AMERICOLD THAT INVESTOR HAS CONDUCTED SUCH INVESTIGATIONS OF THE PORTFOLIO, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PORTFOLIO, AS INVESTOR DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PORTFOLIO AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT

THERETO, INCLUDING AS TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PORTFOLIO, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF AMERICOLD OR ANY OF ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF AMERICOLD AND ITS AFFILIATES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, (I) INVESTOR IS HEREBY ASSUMING THE RISK THAT ADVERSE MATTERS, INCLUDING CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY INVESTOR’S INVESTIGATIONS (WHETHER CONDUCTED PRIOR TO OR AFTER THE EFFECTIVE DATE) AND (II) INVESTOR IS WAIVING, RELINQUISHING AND RELEASING AMERICOLD AND ITS AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN (INCLUDING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT AND OTHER ENVIRONMENTAL LAWS), WHICH INVESTOR MIGHT HAVE ASSERTED OR ALLEGED AGAINST THE COMPANY PARTIES OR THEIR AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, KNOWN OR UNKNOWN VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PORTFOLIO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OR AGREEMENTS OF AMERICOLD AND ITS AFFILIATES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS AND EXCEPT IN CASES OF FRAUD.

6.4 Survivability. Americold and Investor agree that the provisions of Section 6.3 and 8.3 shall survive Closing.

ARTICLE 7 COVENANTS

7.1 Ordinary Course. During the period from the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), Americold shall, and shall cause each of the Applicable Entities and their respective Affiliates to conduct their respective businesses, including the Business, in the ordinary course, in accordance with past practice in all material respects, and in compliance in all material respects with applicable Law and Privacy Requirements, including with respect to the ownership, management and operation of each of the Properties comprising the Portfolio and performance of obligations under the Customer Contracts and Property Contracts. In furtherance of the foregoing, during the term of this Agreement, except (i) as expressly required by this Agreement, (ii) as required by or to comply with applicable Law, (iii) as disclosed to Investor on Schedule 7.1, (iv) to the extent exclusively relating to any Excluded Assets and Liabilities or (v) as otherwise consented to in writing by Investor, Americold shall, and shall cause each of the Applicable Entities and their respective Affiliates to, use reasonable best efforts with respect to the Properties and the Business to:

7.1.1 continue to lease their respective Property in the Portfolio in all material respects in the ordinary course of business but shall not execute any new Lease or amend, terminate or accept the surrender of any existing tenancies under the Leases except that Americold, any Pre-Restructuring Property Owner and/or any Property Owner is authorized to (A) accept the termination of Leases at the end of their existing terms or terminate Leases due to monetary tenant defaults thereunder, and (B) amend, extend or renew any existing Lease or enter into a new Lease; provided that such amendment, extension, renewal or new Lease is (i) on terms no less favorable in any material respect to the applicable existing Lease and (ii) shall require prior Investor consent if such new or existing Lease generated, or is reasonably expected to generate, more than the Materiality Threshold;

7.1.2 continue to enter into Customer Contracts with respect to each Property in the Portfolio in all material respects in the ordinary course of business but shall not execute any new Material Customer Contract or amend, terminate or accept the surrender of any existing customers except that Americold, any Pre-Restructuring Property Owner or any Property Owner is authorized to (A) accept the termination of Material Customer Contracts at the end of their existing terms or terminate any such contract due to material default of the counterparty thereunder, and (B) amend, extend or renew any existing Material Customer Contract or enter into a new Material Customer Contract; provided that such amendment, extension, renewal or new Material Customer Contract shall require prior Investor consent if such new or existing Customer Contract generated, or is reasonably expected to generate, more than the Materiality Threshold;

7.1.3 maintain capital expenditures spending in all material respects in the ordinary course and consistent in all material respects with the capital expenditure budgets made available to Investor prior to the date hereof;

7.1.4 advise Investor promptly of any Claim (including condemnation) before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect;

7.1.5 deliver to Investor promptly after receipt thereof copies of any written notices delivered to an Applicable Entity of any actual or alleged Liability or Violations, in each case, affecting the Property or an Applicable Entity that will exceed the Violation Threshold; provided, however, that Americold or the Applicable Entities shall have no duty to remove or resolve a Liability or Violation, but shall use commercially reasonable efforts to cooperate with Investor and the Company to remove or resolve a Liability or Violation in connection with any of Lender’s reasonable requests under the Debt Financing; provided, further, however, notwithstanding the foregoing, Investor shall receive a credit against the Contribution Amount at Closing in an amount equal to any outstanding fees, fines or penalties incurred in respect of any Liability or Violations caused by Americold which are outstanding as of the Effective Date;

7.1.6 [intentionally omitted];

7.1.7 keep the Property insurance in such amounts and under such terms as are substantially consistent with Americold’s existing insurance programs;

7.1.8 [intentionally omitted];

7.1.9 cause the release or discharge of (A) any Voluntary Encumbrance created by Americold on or after the Effective Date, (B) any Encumbrances created by Americold on or after the Effective Date with respect to any Property in violation of this Agreement and any documents recorded in connection therewith, including any assignment or leases and rents and UCC financing statement and (C) any Encumbrance with respect to any Property that is not a Permitted Exception that may be removed by the payment of a sum of money, in a maximum amount not to exceed the Encumbrance Threshold, as to all such monetary Encumbrances in the aggregate;

7.1.10 (a) comply in all material respects with all terms, conditions, and obligations under each PILOT Agreement, except as otherwise provided herein and (b) make all PILOT Payments as and when due (after giving effect to all notice, cure and/or grace periods); and

7.1.11 preserve intact and maintain in all material respects their respective (A) present business organizations, Properties, Personal Property, Permits, assets, rights, properties and goodwill and (B) relationships with their clients, customers, suppliers, vendors, marketing, sponsors, or other similar entities and other Persons with whom it and they have business relations.

7.2 Operating Matters. During the Interim Period, except (i) as expressly required by this Agreement, (ii) as required by or to comply with applicable Law, (iii) as disclosed on Schedule 7.1, (iv) to the extent exclusively relating to any Excluded Assets and Liabilities, (v) as otherwise consented to by Investor in writing or (vi) permitted by Section 7.1, Americold shall not, and shall not permit any Applicable Entity or Affiliate to, take any of the following actions with respect to the Business, any Applicable Entity or any Property, without Investor’s prior written approval (not to be unreasonably withheld, conditioned or delayed):

7.2.1 subject any Property in the Portfolio to any material Voluntary Encumbrance (including any mortgage, deed of trust or similar Encumbrance) which would remain on such Property after the Closing;

7.2.2 apply for or consent to any zoning change, variance, subdivision, lot line adjustment or similar change with respect to any Property in the Portfolio that would violate applicable Law unless such action was disclosed to Investor as part of the business plan for the applicable Property;

7.2.3 enter into any Labor Agreements that would bind any Applicable Entity or the Properties after Closing;

7.2.4 make any material and adverse change to any public or posted privacy policies or the operation or security of any Portfolio IT Systems related to the Business (except as required by any Privacy Requirements);

7.2.5 sell or otherwise dispose of any material asset of the Business;

7.2.6 take any actions that would constitute a “Major Decision” as defined in and under the Joint Venture Agreement (assuming the Joint Venture Agreement had been entered into as of the Effective Date); and

7.2.7 any Prohibited Interim Actions.

7.3 Transfers. Except pursuant to the Restructuring, during the term of this Agreement, Americold shall not, and shall not permit any Applicable Entity, Property Owner or any of their respective Affiliates to, take any of the following actions in connection with any of the Properties or the Business, in each case, without Investor’s prior written approval: (i) subject to, for the avoidance of doubt, the last sentence of this Section 7.3, directly Transfer all or any portion of any Equity Interest in the Company or any Company Subsidiary; (ii) amend, modify, or otherwise change or terminate the Organizational Documents of the Company or any Company Subsidiary; (iii) authorize for issuance, issue, sell, dispose of, grant or subject to any Encumbrance any Equity Interests in the Company or any Company Subsidiary; (iv) admit any Person as a member, partner, stockholder, shareholder, or manager, in the Company or any Company Subsidiary; (v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of Equity Interest in the Company or any Company Subsidiary; (vi) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets, or any Equity Interest in any corporation, partnership, limited liability company, joint venture, other business organization or division thereof or any other Applicable Entity or (vii) terminate, dissolve or liquidate, or adopt a plan of complete or partial reorganization, liquidation, dissolution, merger, plan of arrangement, amalgamation, division, restructuring, consolidation or recapitalization with respect to the Company or a Company Subsidiary or Property Owner or approve or effect any transaction similar to any of the foregoing. Notwithstanding anything contained in this Section 7.3 to the contrary, during the term of this Agreement the foregoing shall not apply to any direct or indirect transfer in any Equity Interest in Americold.

7.4 Taxes. During the term of this Agreement, Americold shall, or shall cause the Pre-Restructuring Property Owners and/or Property Owners to, continue to pay or cause to be paid all Taxes applicable to any of the Properties, including real property, water and sewer charges and other utilities of such Pre-Restructuring Property Owner’s or Property Owner’s (as applicable) applicable Property when due, in the ordinary course of business.

7.5 Casualty and Condemnation.

7.5.1 Casualty.

(a) Americold shall promptly deliver written notice to Investor of any damage or other Loss to all or any portion of a Property, whether by fire, storm, explosion or other casualty or other similar event, including any material unscheduled outage, which occurs prior to the Closing (a “Casualty”) after becoming aware or obtaining knowledge thereof.

(b) If a Materiality Casualty occurs prior to the Closing, then Investor shall have the right, as its sole and exclusive remedy, to cause Americold to remove such Property from the Portfolio by written notice delivered to Americold within ten (10) Business Days after Investor receives written notice of such damage with respect to such Material Casualty, in which event the Contribution Amount will be reduced by the applicable Allocated Gross Asset Value and this Agreement shall be deemed modified to omit any reference to such Property but otherwise remain in full force and effect. If Investor does not timely elect to remove such Property from the Portfolio pursuant to the foregoing sentence within such ten (10) Business Day period, then this Agreement shall remain in full force and effect, and Investor shall be deemed to have waived its right to remove such Property from the Portfolio pursuant to this Section 7.5.1(b) with respect to such Material Casualty.

(c) Without limiting the terms of Section 7.5.1(b) hereof, if a Material Casualty Trigger occurs prior to the Closing, then Investor shall have the right to terminate this Agreement by way of written notice delivered to the other Parties within ten (10) Business Days after Investor receives written notice of such Material Casualty Trigger, in which event (x) each Party shall be responsible for its respective Transaction Costs, and (y) this Agreement shall be of no further force or effect (except for those obligations that expressly survive the termination of this Agreement). If Investor does not timely elect to terminate this Agreement pursuant to the foregoing sentence within such ten (10) Business Day period, then this Agreement shall remain in full force and effect, and Investor shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 7.5.1(c) with respect to such Material Casualties.

7.5.2 Condemnation.

(a) Americold shall promptly deliver written notice to Investor of any taking or condemnation (x) of all or any improved portion of a Property (e.g., a portion that is subject to a Lease or Customer Contract) or (y) which is reasonably expected to permanently impair either the current means of access to a Property (and any improved portions thereof) from public rights of way or the use of such Property (any such taking or condemnation is hereafter called a “Condemnation”) after becoming aware or obtaining knowledge thereof.

(b) If a Material Condemnation occurs prior to the Closing, then Investor shall have the right, as its sole and exclusive remedy, to remove such Property from the Portfolio by written notice delivered to Americold within ten (10) Business Days after Investor receives written notice of such Material Condemnation, in which event the Contribution Amount will be reduced by the applicable Allocated Gross Asset Value and this Agreement shall be deemed modified to omit any reference to such Property but otherwise remain in full force and effect. If Investor does not timely elect to remove such Property from the Portfolio pursuant to the foregoing sentence within such ten (10) Business Day period, then this Agreement shall remain in full force and effect, and Investor shall be deemed to have waived its right to remove such Property from the Portfolio pursuant to this Section 7.5.2(b) with respect to such Material Condemnation.

(c) Without limiting the terms of Section 7.5.2(b) hereof, if a Material Condemnation Trigger occurs prior to the Closing, then Investor shall have the right to terminate this Agreement by way of written notice delivered to the other Party within ten (10) Business Days after Investor receives written notice of such Material Condemnation Trigger, in which event (x) each Party shall be responsible for its respective Transaction Costs, and (y) this Agreement shall be of no further force or effect (except for those obligations that expressly survive the termination of this Agreement). If Investor does not timely elect to terminate this Agreement pursuant to the foregoing sentence within such ten (10) Business Day period, then this Agreement shall remain in full force and effect, and Investor shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 7.5.1(c) with respect to such Material Condemnations.

7.6 Brokers. Americold and Investor expressly acknowledge that Americold Realty Trust has retained Eastdil (the “Broker”) as its broker with respect to the Transaction and this Agreement. The brokerage commissions due to Broker are set forth in a separate agreement (the “Broker’s Fees”) and shall be paid by Americold in accordance with the terms thereof. Americold agrees to hold Investor harmless and indemnify Investor from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Investor as a result of any claims by Broker or by any other party claiming to have represented any Company Party as broker in connection with the Transaction. None of the Company, any Company Subsidiary or Americold or their respective Affiliates has or will have, as a result of the execution of this Agreement, the consummation of the Closing or the other transactions contemplated by this Agreement and the other Closing Documents, any liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the transactions contemplated by this Agreement or the other Closing Documents to be executed and delivered in connection with this Agreement and the transactions contemplated by this Agreement and the other Closing Documents for which Investor or any of its Affiliates shall have any responsibility.

7.7 Tax Matters.

7.7.1 The Parties hereto intend that for all U.S. federal, and applicable state and local, income tax purposes, (a) the Contribution Transaction shall be treated (i) in part, as a contribution by Americold of the Contributed Properties to the Company in exchange for limited liability company interests in the Company in a transaction described in Section 721(a) of the Code and (ii) in part, as a “disguised sale” of an undivided interest in each of the assets of the Company (at the time of Closing) under Section 707 of the Code and Treasury Regulations Section 1.707-3; provided, that, to the extent permitted by applicable Law, the Parties agree to treat the Americold Distribution Amount as either

(A) a reimbursement of “capital expenditures” and “pre-formation expenses” pursuant to Treasury Regulations Section 1.707-4(d) or (B) to the extent attributable to any partnership liabilities (as described in Treasury Regulations Section 1.707-5(b)), including the Debt Financing, as a nontaxable distribution of Americold’s allocable share of proceeds of any such liability of the Company as contemplated by Treasury Regulations Section 1.707-5(b) (it being understood that, as of the Closing Date, Americold’s expected allocable share for such purposes shall be at least the Allocable Share Threshold), (b) the TRS Subsidiary Contribution shall be treated as a contribution by the Company of the TRS Contribution Amount to the TRS Subsidiary in a transaction described in Section 351(a) of the Code and (c) each step of the Contribution Transaction as occurring in the sequence as set forth in Schedule 7.7.1 (the “Intended Tax Treatment”).

7.7.2 None of the Parties shall take a position on any Tax Return, before any Taxing Authority or in any judicial proceeding that is, in any manner, inconsistent with such Intended Tax Treatment without the consent of the others or unless specifically required pursuant to a final determination within the meaning of Section 1313 of the Code (or corresponding or similar provision of state, local or non-U.S. Tax Law). The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to this Agreement.

7.7.3 The Parties shall mutually agree on the allocation of any Sale Consideration among the Properties set forth in Schedule 2.2.3 for U.S. federal, state and local tax purposes. Such allocation shall be prepared in accordance with Section 1060 of the Code. For all tax purposes and all Tax Returns and reports (including IRS Form 8594), the Parties agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation of the Sale Consideration as finally agreed among the Parties, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, except as otherwise required by a determination within the meaning of Section 1313 of the Code (or corresponding or similar provision of state, local or non U.S. Tax Law). The Parties shall cooperate in connection with the preparation, execution and filing with the Internal Revenue Service of all necessary information returns required by Section 1060 of the Code relating to the allocation of the consideration hereunder. For this purpose, “Sale Consideration” shall mean any portion of the Americold Distribution Amount that is not treated as described in Section 7.7.1(a)(ii)(A) or (B).

7.7.4 For U.S. federal income and applicable state or local Tax purposes, the Parties shall cause the Company to use the “traditional method” under Treasury Regulations Section 1.704-3(b) with respect to the interests in the assets of the Company that are deemed contributed to the Company pursuant to the Intended Tax Treatment to take into account the variation between the basis of such contributed assets and their fair market value.

7.7.5 Notwithstanding anything to the contrary in this Agreement, the Parties agree that, after the Closing, at the Investor’s request, any Applicable Entity that is treated as a partnership for U.S. federal income tax purposes (as well as any entity of which an Applicable Entity is treated as a continuing partnership under Section 706 of the Code) shall make any election available pursuant to Section 6226(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) in respect of any proposed adjustment in connection with any Tax proceeding for any taxable period ending on or prior to the Closing Date or Straddle Period, and Americold shall, and shall cause their Affiliates and agents to, cooperate with the Investor and its Affiliates in causing the Applicable Entities to take any actions, including making filings, disclosures and notifications, necessary to effectuate such election.

7.8 Publicity. Americold and Investor each hereby covenant and agree that it shall not, and shall not permit their Affiliates to, issue any press release or similar public statement or comment with respect to the Transaction or this Agreement, the Closing Documents or the Joint Venture Agreement or any of the transactions contemplated thereby, or any of the terms, conditions or aspects thereof (a “Press Release”) without the prior consent of Investor and Americold, respectively, except to the extent required by applicable Law (except as may be addressed elsewhere within this Section 7.8). If Americold, Investor, the Company or any of the Company Subsidiaries is required by applicable Law to issue a Press Release, the applicable Party shall use its commercially reasonable efforts consistent with applicable Law to, prior to the issuance of the same, deliver a copy of the proposed Press Release to the other Party for review, only disclose the minimum amount required by Law to be so disclosed and request “confidential treatment” or similar treatment thereof. Notwithstanding anything to the contrary contained herein, each of Americold and Investor may make any disclosure (a) required to be included in its or its Affiliates’ financial statements or tax audits or other filings with Governmental Authorities, (b) required by periodic reporting requirements under the Exchange Act or continuous disclosure obligations under other applicable securities Laws or under the rules of any securities exchange on which the securities of Americold, Investor or an Affiliate of Americold or Investor, as applicable, are or will be listed, (c) regarding the transactions contemplated by this Agreement and any material term hereof to direct or indirect, current or potential, investors or limited partners or other debt or equity financing sources (including the Debt Financing Parties) in the ordinary course of business or in connection with the Financing, provided that, except to the extent permitted pursuant to the Confidentiality Agreement or Section 7.9, any such disclosure does not disclose the economic terms and provisions governing the allocation of distributions under the Joint Venture Agreement, any Existing LLC Agreement or any other organizational document of the Applicable Entities, or, if Investor is the disclosing Party, the identity of Americold or any of its Affiliates, without Americold’s prior written consent, not to be unreasonably withheld, conditioned or delayed, or, if Americold is the disclosing Party, the identity of Investor or any of its Affiliates, without Investor’s prior written consent, not to be unreasonably withheld, conditioned or delayed (provided; that such recipients are obligated to keep such information confidential) or (d) that is consistent in all material respects with previous Press Releases made by any Party hereto in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed statements or documents, in each case under this clause (d), to the extent such disclosure is still correct in all material respects (and not misleading).

7.9 Confidentiality.

7.9.1 Investor shall hold, and shall direct the Investor’s Representatives to hold in strict confidence and not disclose, publicly file or otherwise make available to any other Person without the prior approval of Americold: (i) this Agreement and the Closing Documents and the terms, conditions and existence hereof and thereof and (ii) the identity of any direct or indirect owner of any beneficial interest in the Company (the foregoing, the “AMC Confidential Information”). Notwithstanding the foregoing, Investor and Investor’s Representatives may disclose the AMC Confidential Information (A) on a need-to-know basis to its or its Affiliates’ directors, officers, members, accountants, employees, agents, consultants, advisors (including tax, financial, insurers and insurance brokers), Affiliates and members of professional firms serving it or its Affiliates’ direct or indirect lenders (including the Debt Financing Parties), direct or indirect investors or limited partners, or potential direct or indirect lenders (including the Debt Financing Parties), direct or indirect investors or limited partners or any equity financing sources, provided that Investor directs such Persons to abide by Investor’s confidentiality obligations hereunder, (B) as is required by applicable Law, including to any self-regulatory authority or other Governmental Authority (including bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of Investor’s business in connection with the exercise of such authority or such claimed authority, (C) to the extent that such AMC Confidential Information is a matter of public record, (D) to any Person that has already received such AMC Confidential Information in a manner not constituting a default of any confidentiality obligations to Americold or any Applicable Entity, (E) in connection with any Claim by a party to this Agreement against one or more parties to this Agreement or any Closing Document or (F) in accordance with the Confidentiality Agreement. In the event that such disclosure, availability or filing is required by applicable Law, Investor agrees to use its commercially reasonable efforts consistent with applicable Law to consult with Americold in advance of such disclosure, availability or filing with respect to the text thereof, only disclose, make available or file the minimum amount required by Law to be so disclosed, made available or filed, request “confidential treatment” or similar treatment thereof, and redact such terms of this Agreement or the other Closing Documents as Americold may reasonably request.

7.9.2 Americold shall hold, and shall direct AMC’s Representatives, the Company, each Company Subsidiary to hold in strict confidence and not disclose, publicly file or otherwise make available to any other Person without the prior approval of Investor: (i) this Agreement and the Closing Documents and the terms, conditions and existence hereof and thereof and (ii) the identity of any direct or indirect owner of any beneficial interest in Investor (the foregoing, the “Investor Confidential Information”). Notwithstanding the foregoing, Americold and the AMC Representatives may disclose the Investor Confidential Information (A) on a need-to-know basis to its or its Affiliates’ directors, officers, members, accountants, employees, agents, consultants, advisors (including tax, financial, insurers and insurance brokers), Affiliates and members of professional firms serving Americold or its Affiliates’ direct or indirect lenders, direct or indirect investors or limited partners, or potential direct or indirect lenders, direct or indirect investors or limited partners, provided that Americold directs such Persons to abide by Americold’s confidentiality obligations hereunder, (B) as is required by applicable Law, including to any self-regulatory authority or other Governmental Authority (including bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of Americold’s business in connection with the exercise of such authority or such claimed authority, (C) to the extent that such Investor Confidential Information is a matter of public record, (D) to any Person that has already received such Investor Confidential Information in a manner not constituting a default of any confidentiality obligations to Investor or any of the Investor’s Representatives, (E) in connection with any Claim by a party to this Agreement against one or more parties to this Agreement or any Closing Document or (F) in accordance with the Confidentiality Agreement. In the event that such disclosure, availability or filing is required by applicable Law, Americold agrees to use its commercially reasonable efforts consistent with applicable Law to consult with Investor in advance of such disclosure, availability or filing with respect to the text thereof, only disclose, make available or file the minimum amount required by Law to be so disclosed, made available or filed, request “confidential treatment” or similar treatment thereof, and redact such terms of this Agreement or the other Closing Documents as Investor may reasonably request.

7.10 Intentionally Omitted.

7.11 Restructurings. In connection with the Restructurings, Americold, and its applicable Affiliates shall Transfer all assets, properties, operations, interests and rights of the Business, other than the Excluded Assets and Liabilities, to an Applicable Entity, in each case, in accordance with the Restructuring Agreements. Prior to the Closing Date, if this Agreement has not been terminated, Americold and the Company shall, and shall cause their respective Affiliates to, take all actions, execute all documents, and provide all information that are necessary to implement, effectuate or evidence the Pre-Closing Restructuring. On the Closing Date, immediately following the execution of the Joint Venture Agreement and contribution by Investor of the Contribution Amount to the Company, the Applicable Entities shall cause, and shall cause their respective Affiliates to, take all actions, execute all documents, and provide all information that are necessary to implement, effectuate or evidence the Closing Date Restructuring (and as more generally described below), Americold shall keep Investor reasonably informed of the status of the Restructurings prior to executing any documentation necessary to effectuate the Restructurings, including documentation which shall be substantially in the forms attached as Exhibit R-1 through Exhibit R-13, as applicable (collectively, “Restructuring Agreements”). Americold shall deliver to Investor copies of any such Restructuring Agreements at least ten (10) Business Days prior to the contemplated execution or filing and shall afford Investor a reasonable opportunity to review, comment on and approve the Restructuring Agreements. Americold shall consider all reasonable comments of Investor to any such Restructuring Agreements prior to any execution or delivery thereof. No such Restructuring Agreements shall be executed or made without the prior written approval of Investor (e-mail being sufficient). At least ten (10) Business Days prior to the Closing Date, Americold shall deliver to Investor a calculation of the Contribution Amount, the AMC Distribution Value, the Americold JV Equity Value and the TRS Contribution Amount, each of which shall be subject to the reasonable and good faith Agreement of Americold and Investor. For illustrative purposes only, an example calculation of the Contribution Amount, the AMC Distribution Value, the Americold JV Equity Value and the TRS Contribution Amount is set forth on Schedule 14.

7.12 Financing.

7.12.1 Prior to the Closing, Investor shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions (including any “flex” provisions applicable thereto) contemplated by the Financing Commitment Letters, including using reasonable best efforts to (a) taking into account the timing of the Closing contemplated by Section 4.1, maintain in full force and effect the Financing Commitment Letters (subject to replacement thereof in accordance with Section 7.12.4) and satisfy all conditions to funding the Financing at the Closing on a timely basis that are applicable to Investor and that are within its control in the Financing Commitment Letters and consummate the Financing no later than at the Closing, (b) fully enforce its rights under the Debt Commitment Letter, (c) enter into definitive written agreements with respect to the Financing on terms and conditions contained in the Financing Commitment Letters (subject to replacement thereof in accordance with Section 7.12.4) (including any “flex” provisions applicable thereto) or, in the Investor’s sole discretion, on other terms than those contained in the Financing Commitment Letters (including any “flex” provisions applicable thereto), in each case, which such other terms shall not constitute a Prohibited Modification (with such agreements to be in effect no later than the Closing Date), (d) comply with its obligations under the Debt Commitment Letter to the extent the failure to comply with such obligations would adversely impact the amount or, taking into account the expected timing of the Closing contemplated by Section 4.1, the availability of the Financing at the Closing and (e) consummate the Equity Financing on the terms and conditions described in the Investor Equity Support no later than Closing, and (f) enforce its rights under the Investor Equity Support. Investor shall, promptly upon Americold’s written request, keep Americold informed in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Debt Commitment Letter and the Investor Equity Support; provided, however, that the foregoing clause (c) shall be subject to Americold satisfying its obligations under Section 7.13 to review, approve and execute the Definitive Agreements, as applicable. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the “reasonable best efforts” standard set forth in this Section 7.12.1 require or be deemed or construed to require Investor to (i) seek equity financing from any source (other than the Investor Sponsor pursuant to the Investor Equity Support) or seek equity financing materially in excess of the amount or in any form other than the Investor Equity Support, (ii) pay any fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise) or (iii) breach or waive any of the terms and conditions of this Agreement.

7.12.2 Prior to the Closing, without the prior written consent of Americold (which may be given or withheld in Americold’s sole discretion), Investor shall not agree to or permit any early termination, amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Debt Commitment Letter if such termination, amendment, supplement, modification, waiver or replacement (a) reduces the aggregate amount of the Financing below the amount, taking into account all other sources of proceeds, necessary to fund an amount equal to (i) the Contribution Amount and (ii) any other payment obligations of the Investor at Closing, or

(b) imposes new or additional conditions or otherwise expands, amends, supplements or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (x) materially delay (taking into account the expected timing of the Closing contemplated by Section 4.1) or prevent the Closing or the timely funding of the Financing, (y) otherwise would reasonably be expected to materially delay or prevent the Closing or the funding of the Financing or (z) adversely impact the ability of Investor to enforce its rights against any other party to the Debt Commitment Letter (the limitations set forth in this Section 7.12.2, the “Prohibited Modifications”). Without the prior written consent of Americold, Investor shall not agree to or permit (i) any early termination, amendment, supplement or modification to be made to, (ii) or any waiver of any provision or remedy under, or any replacement of, the Investor Equity Support or Investor TECL, except as expressly set forth in the Investor Equity Support and Investor TECL, as applicable, or (iii) any amendment or modification to the (a) interest rate, (b) amount of proceeds, (c) scope of environmental indemnity or guaranty or (d) amount of the management fees, in an adverse matter under the Debt Commitment Letter. Investor shall promptly deliver to Americold copies of any such early termination, amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter, Investor Equity Support, or Investor TECL.

7.12.3 Investor shall give Americold prompt notice (x) of any material breach, default, repudiation, cancellation or termination in writing by any party of any Debt Commitment Letter or the Investor Equity Support of which Investor becomes aware, (y) of the receipt by Investor of any written notice or other written communication with respect to any (1) material breach, default, cancellation, termination or repudiation of any provisions of the Debt Commitment Letter or the Investor Equity Support or written intent to refuse to provide the financing contemplated by the Debt Commitment Letter or the Investor Equity Support, or (2) dispute or disagreement relating to the Debt Financing or the Equity Financing with respect to the obligation to provide the Financing or the amount of the Debt Financing to be provided at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing), and (z) if at any time for any reason Investor believes in good faith that there is a reasonable possibility that it will not be able to obtain at the Closing all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters. As soon as reasonably practicable, after the date Americold delivers to Investor a written request therefor, Investor shall provide information reasonably requested by Americold relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided that in no event shall Investor be obligated to provide access to or disclose any information pursuant to this Section 7.12 if doing so would jeopardize any legal or evidentiary privilege or protection or violate any applicable Law or Contract (not entered into in contemplation hereof) so long as Investor has used reasonable best efforts to provide such information in a way that would not result in the foregoing and has notified Americold that information is being withheld on such basis.

7.12.4 In the event that any portion of the Debt Financing necessary to fund an amount equal to (i) the Contribution Amount and (ii) any other payment obligations of the Investor at Closing (or the other payments required to be made by or on behalf of the Investor at the Closing under this Agreement) becomes unavailable to Investor in the manner or from the sources contemplated by the Debt Commitment Letter, Investor will promptly notify Americold and will use its reasonable best efforts to obtain alternative financing on terms and conditions no less favorable to Investor than those contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto) or, in Investor’s sole discretion, on other terms than those contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto), in each case, from the same or alternative sources in an amount sufficient, when added to any portion of the Financing still available, to fund an amount equal to (x) the Contribution Amount and (y) any other payment obligations of the Investor at Closing (or the other payments required to be made by or on behalf of the Investor at the Closing under this Agreement) as promptly as practicable (the “Substitute Financing” with any such Substitute Financing being deemed to constitute “Debt Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Debt Commitment Letter”, the fee letter with respect thereto being deemed to constitute a “Fee Letter” and the definitive documentation with respect thereto being deemed to constitute part of the “Definitive Agreements”); provided that, without the prior written consent of Americold (which may be given or withheld in Americold’s sole discretion), such Substitute Financing shall not affect any Prohibited Modifications. Investor shall deliver to Americold true and correct copies of the executed debt commitment letter with respect to such Substitute Financing promptly following the execution thereof.

7.12.5 The Parties understand and agree that all obligations of Investor and its Affiliates relating to the Financing shall be governed exclusively by this Section 7.12.

7.13 Americold Financing Cooperation.

7.13.1 Prior to the Closing, each of the Company and Americold shall (and Americold shall cause its Affiliates to) use reasonable best efforts to provide, and shall cause its respective Subsidiaries to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, such cooperation in connection with the arrangement of the Financing as may be reasonably requested by Investor, including using reasonable best efforts to (A) make available to Investor, its advisors and its Debt Financing Parties such financial and other pertinent information regarding the Applicable Entities, as may be reasonably requested by Investor, its advisors or its Debt Financing Parties (and the Properties), including (I)(i) the financial statements and other information necessary to satisfy the conditions set forth in Schedule B of Exhibit A to the Debt Commitment Letter (or any successor provision thereof), and (ii) the unaudited financial statements of Applicable Entities for each fiscal quarter ended forty-five (45) days prior to the Closing (other than the fourth fiscal quarter of each fiscal year), (II) such information as is necessary to allow Investor, its advisors and its Debt Financing Parties to prepare pro forma financial statements, (III) customary authorization letters (including customary representations with respect to accuracy of information and material non-public information) requested by the Debt Financing Parties and (IV) any Americold Credit Support, as may need to be provided to satisfy the conditions set forth in the Debt Commitment Letter (which Americold Credit Support shall fully comply with the requirements applicable thereto as set forth in the Debt

Commitment Letter); (B) assist with the preparation of reasonably requested lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing and participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies and otherwise assisting in the marketing efforts of Investor and its Debt Financing Parties, in each case to the extent customary for Debt Financings of such type; (C) deliver, promptly upon request, and in any event at least fifteen (15) Business Days prior to Closing, all documentation and other information as is reasonably requested by Investor, its advisors at least twenty (20) days prior to Closing and its Debt Financing Parties with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230) (the “KYC Certifications”); (D) other than the KYC Certifications (which shall be governed by clause (C)), assist with Investor’s preparation and negotiation of, and promptly provide and execute, all documentation with respect to the Debt Financing (including loan agreements, schedules and exhibits, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and subject to the occurrence of the Closing; (E) effectuate the Restructuring as agreed to by Americold and Investor and provide all reasonably requested documentation in connection therewith; (F) subject to the terms of this Agreement and the Debt Commitment Letter, (i) request estoppels and SNDAs from the Property Manager in accordance with the Debt Commitment Letter and the Property Management Agreement and (ii) request estoppels certificates and SNDAs from tenants and customers under Material Customer Contracts and counterparties to material REAs, condominium documents and other material real property documents, in form and substance customary for documentation of this type as is required under the Debt Commitment Letter; (G) subject to the terms of the Access Agreement, permit Investor, the Representatives and the Debt Financing Parties reasonably timely and customary access, upon reasonable advance notice, to conduct appraisal and environmental and engineering inspections of each Properties (provided, however, that neither Investor nor its Representatives shall have the right, without Americold’s prior written consent (which consent may be given or withheld in Americold’s sole but reasonable discretion), to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property); (H) cooperate with obtaining customary title insurance with respect to each Property, in each case as reasonably requested by Investor (including providing any corrective title documents, customary affidavits, releases and terminations), (I) using reasonable best efforts to obtain any third party consents required to guarantee, mortgage, pledge or grant security interests in any assets of the Company or the Company Subsidiaries, including the Property Owners, and (J) cause the repayment or defeasance of any existing Indebtedness of the Company and any Company Subsidiary contemplated by this Agreement to be extinguished and paid in full on or immediately prior to Closing and causing the release and discharge and termination of the related Encumbrance (or otherwise requesting the assignment of mortgages or other security instruments in a customary manner); provided, however, that nothing in this Section 7.13.1 will require any such cooperation to the extent that it would (I) require Americold, the Company or any of its Subsidiaries to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Investor, (other than with respect to clause (J) above), (II) require Americold, the Company or any of its Subsidiaries to give or agree to give to any other Person any indemnities in connection with the Debt Financing that would give rise to Liability prior to Closing, (III) require Americold to provide in connection with the Debt Financing any information the disclosure of which would jeopardize any legal or evidentiary privilege or protection or violate any applicable Law or Contract (not entered into in contemplation hereof) so long as the Company has used commercially reasonable efforts to provide such information in a way that would not result in the foregoing and has notified the Investor that information is being withheld on such basis, (IV) require Americold to take any action which would result in Americold, the Company or any of its Subsidiaries or any of its or their respective Affiliates incurring any Liability with respect to matters relating to the Debt Financing or cause any director, officer or employee of Americold, the Company or any of its Subsidiaries or any of its or their respective Affiliates or Representatives to incur any personal liability in connection with the Debt Financing (other than post-Closing Liabilities of Americold or its Affiliates pursuant to the Americold Credit Support arrangements and the Property Owners and other Affiliates of the Property Owners from and after Closing pursuant to the terms and provisions of the Debt Financing documentation), or (V) unreasonably interfere with the ongoing business operations of Americold, the Company and its Subsidiaries. Notwithstanding the foregoing, (A) neither Americold, the Company nor its officers or employees shall be required to execute or enter into any agreement with respect to the Debt Financing (other than (x) those officers or employees (if any) that will have such roles with the obligors of the Debt Financing after Closing, and, other than the KYC Certifications which are governed by clause (C) above, solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing, and (y) the customary authorization letters referred to above included in any marketing materials for the Debt Financing), and (B) no member, manager or directors of the Company or its Subsidiaries shall be required to approve, adopt, execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than those directors (if any) that will have such roles with the obligors of the Debt Financing after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing and other than the KYC Certifications which are governed by clause (C) above).

7.13.2 Americold and the Company hereby consents, on behalf of themselves and their respective Affiliates, to the use of the logos of Americold, the Company and each of their respective Affiliates in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended to harm, disparage or otherwise adversely affect Americold or the Company or their reputation or goodwill.

7.13.3 Upon the earlier of the Closing and the termination of this Agreement in accordance with its terms, Investor shall promptly reimburse the Company and its Subsidiaries and its and their respective Representatives for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 7.13.

7.13.4 All non-public or otherwise confidential information provided by Americold, the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 7.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Investor shall be permitted to disclose such information to financing sources, other potential sources of capital, rating agencies and prospective lenders and investors in connection with obtaining the Financing or any direct or indirect equity or debt financing, subject to the recipient thereof entering into customary confidentiality undertakings with respect to such information (including in the form of a customary click-through confidentiality undertaking).

7.13.5 If the Closing does not occur, Investor shall indemnify and hold harmless each of Americold, the Company and its Subsidiaries and its and their respective Representatives from and against any and all Losses and other Liabilities suffered or incurred by any of them in connection with the arrangement and preparation of the Debt Financing and any information used in connection therewith, in each case other than as a result of fraud or willful misconduct by or on behalf of such Person or Representative. Notwithstanding anything to the contrary contained in this Agreement or in the Joint Venture Agreement to the contrary, including Section 7.13.6 below, Americold hereby acknowledges and agrees (i) that it has reviewed the Debt Commitment Letter including, without limitation, the provisions thereof that require Americold to act as the Guarantor (as defined in the Debt Commitment Letter) with respect to the Debt Financing, (ii) that it approves the terms and conditions of the Debt Commitment Letter and (iii) at Closing, it shall execute and deliver the guarantees contemplated to be delivered by the Guarantor pursuant to and in accordance with the terms of the Debt Commitment Letter.

7.13.6 Americold and the Company shall be deemed to have complied with this Section 7.13 for the purpose of any condition set forth in Article 5, unless (i) Americold or the Company has materially breached its obligations under this Section 7.13, (ii) Investor has notified Americold or the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 7.13 in order to cure such breach, (iii) Americold or the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Outside Closing Date to consummate the Debt Financing, and (iv) the Debt Financing has not been consummated and the material breach by the Company is the proximate cause of such failure.

7.13.7 The Parties understand and agree that all obligations of Americold, the Company and its respective Affiliates relating to the Financing shall be governed exclusively by this Section 7.13.

7.14 Existing Management Agreement and Affiliate Transactions. Americold shall terminate (or cause the termination of) the Existing Management Agreements, all Affiliate Transactions and the applicable brokerage agreements with respect to the Properties, the Company and Company Subsidiaries at or prior to Closing. All termination fees and any other costs and expenses or other Liabilities relating to the termination of any of the foregoing agreements shall be the sole responsibility of Americold, and none of Investor, the Company or any Company Subsidiary shall have any responsibility or Liability therefor. Americold’s obligations under this Section 7.14 shall survive the Closing.

7.15 Customer Estoppels.

7.15.1 Promptly following the Effective Date, Americold shall prepare and deliver to all tenants and customers under Material Customer Contracts an estoppel certificate in the form of Exhibit Q-1 (each, a “Required Customer Estoppel”) and request each such tenant or customer to execute and deliver the Required Customer Estoppel to Investor. Investor shall have the right to review all draft Required Customer Estoppels prior to Americold’s distribution thereof to the respective tenants or customers; provided that Investor shall have three (3) Business Days after receipt thereof to respond to Americold regarding any objections to the draft Required Customer Estoppels. Americold shall use commercially reasonable efforts to obtain return of the executed Required Customer Estoppels in substantially the same form of Exhibit Q-1 (or (a) in form or substance provided for in the terms of the applicable tenant’s or customer’s Material Customer Contract or (b) if a tenant’s or customer’s Material Customer Contract requires less information than that contained on Exhibit Q-1, then an estoppel certificate only containing the information required in such tenant’s or customer’s Material Customer Contract), but Americold shall not be obligated to expend any funds, other than to a de minimis amount, in connection with obtaining any such Required Customer Estoppels.

7.15.2 Other than as set forth in Section 7.15.3 and Section 5.1.6, (i) the receipt of Required Customer Estoppels shall not be a condition to Investor’s obligation to consummate the Closing and (ii) the non-receipt of any Required Customer Estoppel shall not constitute grounds to refuse to consummate the Closing nor constitute a breach or default by Americold hereunder. Americold’s failure to deliver the Required Customer Estoppels shall not constitute a breach or default by Americold. Americold shall have no obligations under this Agreement with respect to any estoppel certificates, other than as expressly provided herein with respect to Required Customer Estoppel.

7.15.3 It shall be a condition to Investor’s obligation to consummate the Closing that, at least two (2) Business Days prior to the Closing Date, Americold shall deliver to Investor all of the Required Customer Estoppels, each of which shall be dated no earlier than forty-five (45) days prior to the Closing; provided, however, Americold shall have the option to provide its own estoppel in the form of Exhibit Q-2 (an “AMC Estoppel”) in lieu of any Required Customer Estoppel which (a) Americold fails to obtain, (b) any tenant or customer refuses to provide to Americold or (c) Americold, after exercising commercially reasonable efforts to obtain any such Required Customer Estoppel, reasonably determines that Americold will fail to obtain (any such estoppel provided by Americold, an “AMC Required Customer Estoppel”). Notwithstanding anything herein to the contrary, Investor shall have no right to object (and such Required Customer Estoppel shall count toward the Required Customer Estoppel requirement hereunder) if Americold delivers to Investor an AMC Required Customer Estoppel dated no earlier than ten (10) days prior to Closing which is (i) in substantially the form of Exhibit Q-1, (ii) in form or substance provided for in the terms of the applicable tenant’s or customer’s Material Customer Contract or (iii) if a tenant’s or customer’s Material Customer Contract requires less information than that contained on Exhibit Q-1, then an estoppel certificate only containing the information required in such tenant’s or customer’s Material Customer Contract (i) in substantially the form of Exhibit Q-2 or (ii) in form or substance provided for in the terms of the applicable tenant’s or customer’s Material Customer Contract in each case, subject to (A) non-material modification thereof, (B) notes of any items which constitute Permitted Exceptions, (C) modifications to conform to the express provisions of the applicable Material Customer Contract, (D) such tenant or customer referencing a general condition statement such as “we reserve all rights” (or words of similar import) or limiting statements “to tenant’s knowledge” (or words of similar import), (E) such tenant or customer making assertions that there are amounts due from Americold or a Company Subsidiary allocable to periods prior to the Closing and which, under the terms of this Agreement, Americold has agreed to pay or give a credit to Investor, (F) provided that such tenant or customer does not allege a default or failure to perform a landlord obligation under the applicable Material Customer Contract, such tenant or customer alleging a failure of the landlord to keep a Property, building systems or other improvements or equipment in good order and/or repair and (G) such tenant referencing defaults or breaches or other matters subject to Investor’s knowledge; provided, however, such Required Customer Estoppel shall not count towards the Required Customer Estoppel requirement to the extent, except as set forth above, it alleges any default by Americold or a Company Subsidiary, accrued and outstanding offsets or defenses under the relevant Material Customer Contract, or contains any material and adverse deviations between (x) the information specified in said Required Customer Estoppel and (y) (i) the representations and warranties of Americold or a Company Subsidiary set forth in this Agreement or (ii) the applicable Material Customer Contract to which such Required Customer Estoppel relates. Americold shall deliver to Investor any and all Required Customer Estoppels received from tenants or customers (including tenant or customer marked drafts), whether or not such Required Customer Estoppels meet the requirements of this Section 7.15.3 and whether or not Americold intends to seek a revised or updated Required Customer Estoppel from such tenant or customer.

7.16 Title Cooperation. In connection with obtaining the Title Policy, Americold and Investor, as applicable, and to the extent requested by the Title Issuer, shall deliver to the Title Issuer (a) evidence sufficient to establish (i) the legal existence of Americold and Investor and (ii) the authority of the respective signatories of Americold and Investor to bind Americold and Investor, as the case may be, and (b) a certificate of good standing of Americold, the Property Owners and Investor. In addition, Americold will deliver to the Title Issuer at Closing, if and to the extent requested by Title Issuer, Owner’s Affidavit, non-imputation affidavit and indemnity, gap indemnity and mechanic’s lien indemnity substantially in the form of Exhibit P (“Non-Imputation Affidavit”). With respect to any Leasing Costs completed and paid for by Americold prior to Closing, unless sufficiently covered through the mechanic’s lien indemnity or constituting Permitted Exceptions, Americold shall provide copies of lien waivers or such other documents as the Title Issuer shall require in order to insure over Encumbrances related thereto on the Title Policy.

7.17 Reasonable Best Efforts.

7.17.1 Each of the Parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction and to cooperate with each other in connection with the foregoing, including to obtain all Required Approvals and Required Pre-Closing Regulatory Actions and any necessary waivers, consents and approvals from other parties to material Contracts and furnish any information reasonably requested by such third parties. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make all appropriate filings with respect to the Required Approvals and Required Pre-Closing Regulatory Actions within twenty (20) Business Days of the date hereof. Americold and its Affiliates shall, at their sole cost and expense, (a) make all appropriate filings with respect to the Required Regulatory Actions and Required Pre-Closing Regulatory Actions on behalf of Americold and its Affiliates, and (b) be responsible for all Liabilities relating to any delay in or failure to make such filings unless such delay or failure directly results from actions taken by Investor. Each party shall use its reasonable best efforts to (i) obtain early termination or expiration of the applicable waiting period under the HSR Act, (ii) respond as promptly as practicable to any requests for additional information or documentary material issued by any Governmental Authority, and (iii) resolve any investigation, objection or challenge asserted by any Governmental Authority with respect to the Transactions. Investor shall be responsible for all HSR Act filing fees and any filing fees in connection with any other Antitrust Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.17 or elsewhere in this Agreement shall require Americold, the Investor, the Investor Parties, or any of their respective Affiliates to agree to or otherwise be required to take or agree to any action or omission, make or agree to any undertaking, or agree to any regulatory remedy with respect to (i) the assets or business of any of their respective Affiliates (including, for the avoidance of doubt, any Investor Upper-Tier Affiliates) or (ii) the Company and its Subsidiaries. Without limiting the foregoing, the Parties shall cooperate and consult with each other in connection with obtaining any approvals, consents, registrations, permits, authorizations and other confirmations from any applicable Governmental Authority required to consummate the transactions contemplated hereby, and shall, unless prohibited by law, (i) promptly inform the other party of any material communication from any applicable Governmental Authority; (ii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act or the Antitrust Laws, provided that copies of filings made under the HSR Act need not be shared and materials may be redacted as needed to remove commercially sensitive information or protect a legal privilege; (iii) promptly provide each other with copies of all substantive written communications to or from any applicable Governmental Authority; and (iv) not participate independently in any meeting with a Governmental Authority without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting.

7.17.2 Investor covenants and agrees that, between the date of this Agreement and the earliest to occur of the termination of this Agreement and Closing, Investor shall not, and shall not permit the Investor Sponsor to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, in each case that would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, or (ii) materially delay or prevent the consummation of the Transactions.

7.18 Access to Information. Americold agrees to use its reasonable best efforts to provide Investor with such information in respect of Americold and its Affiliates that is reasonably requested by Investor in connection with the completion of its “anti-money laundering” and “OFAC” compliance requirements required by applicable Law and undertakings applicable to Investor or its Affiliates in connection with the consummation of the transactions contemplated hereby; provided, that this Section 7.18 shall expressly exclude, and not apply to, any public shareholder in Americold Realty Trust.

7.19 Exclusivity. Section 6 of the Access Agreement is hereby incorporated herein in its entirety, mutatis mutandis; provided, that references to the ‘Exclusivity Period’ in the Access Agreement shall refer to the Interim Period and shall be binding on Americold as if it was a party thereto and it shall cause its Affiliates to comply with the terms thereof.

ARTICLE 8 TERMINATION; RWI AND LIMITATION ON LIABILITY

8.1 Termination. This Agreement may be terminated at any time prior to Closing only as follows and in no other manner:

8.1.1 If (a) all of the conditions to Closing set forth in Section 5.1 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied by actions taken at Closing and each of which are capable of being satisfied if the Closing occurs) on the date that the Closing should have been consummated in accordance with Section 4.1; (b) Americold has confirmed by irrevocable and unconditional written notice to Investor that all of the conditions to Closing set forth in Section 5.2 have been and continue to be satisfied or validly waived (other than those conditions that by their terms or nature are to be satisfied by actions taken at Closing and each of which are capable of being satisfied if the Closing occurs) or that it is irrevocably and unconditionally waiving any unsatisfied conditions in Section 5.2 (other than any such conditions that cannot be waived under, or without violating, applicable Law, which conditions shall be satisfied), (c) Americold is ready, willing and able to consummate the Closing in accordance with this Agreement and will consummate the Closing if Investor does; (d) Investor fails to complete the Closing within the later (i) the date the Closing is required to have occurred pursuant to Section 4.1 and (ii) of the third (3rd) Business Day following delivery of written notice by Americold pursuant to clause (b); and (e) Americold stood ready, willing and able to consummate the Closing during and throughout such three (3) Business Day period, then Americold shall be entitled to terminate this Agreement by written notice to Investor.

8.1.2 If any of Americold, the Pre-Restructuring Property Owners or the Americold JV Member has breached any covenant or agreement of such Person set forth in this Agreement, or if any representation or warranty of such Person has become untrue, in each case, such that the conditions set forth in Section 5.1.1 or Section 5.1.7 would not be satisfied; then Investor shall be entitled to terminate this Agreement by written notice to Americold; provided, however, that, (i) if such breach is curable, then Investor may not terminate this Agreement under this Section 8.1.2 unless such breach has not been cured by the date which is the earlier of (x) two (2) Business Days prior to the Outside Closing Date and (y) thirty (30) days after Investor notifies Americold of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1.2 will not be available to Investor at any time that Investor is then in material breach of any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 5.2.1 and Section 5.2.5 would not be satisfied.

8.1.3 If Investor has breached any covenant or agreement of Investor set forth in this Agreement, or if any representation or warranty of Investor has become untrue, in each case, such that the conditions set forth in Section 5.2.1 and Section 5.2.5 would not be satisfied; then Americold shall be entitled to terminate this Agreement by written notice to Investor; provided, however, that, (i) if such breach is curable, then Americold may not terminate this Agreement under this Section 8.1.3 unless such breach has not been cured by the date which is the earlier of (x) two (2) Business Days prior to the Outside Closing Date and (y) thirty (30) days after Americold notifies Investor of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1.3 will not be available to Americold at any time that any of Americold, the Pre-Restructuring Property Owners or the Americold JV Member is then in material breach of any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 5.1.1 or Section 5.1.7 would not be satisfied.

8.1.4 If (x) any Governmental Authority of competent jurisdiction shall have issued an Order or enacted a Law permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (y) such Order or Law shall have become final and nonappealable, either Americold or Investor may terminate the Agreement upon written notice to the other Parties; provided, that the right to terminate this Agreement under this Section 8.1.4 shall not be available to (i) Investor if such Order or Law was primarily due to the material breach of such Party of any of its obligations under this Agreement and such breach was the proximate cause of such prohibition or restraint; or (ii) Americold if such Order or Law or other action was primarily due to the material breach by such Party of any of its obligations under this Agreement and such breach was the proximate cause of such prohibition or restraint;

8.1.5 If a Material Casualty Trigger or Material Condemnation Trigger has occurred, then Investor or Americold may terminate this Agreement in accordance with Section 7.5.1(c) or Section 7.5.2(c), respectively.

8.1.6 If Closing has not occurred by the Outside Closing Date, either Americold or the Investor may terminate the Agreement upon written notice to the other Parties; provided that the right to terminate this Agreement pursuant to this Section 8.1.6 shall not be available to (x) Investor if Investor is then in material breach of this Agreement or (y) Americold if Americold is then in material breach of this Agreement.

8.1.7 Americold and the Investor may terminate this Agreement by mutual written agreement of the Parties.

8.2 Effect of Termination.

8.2.1 In the event this Agreement is terminated pursuant to Section 8.1, this Agreement will cease to have force and effect, and there will be no further liability or obligation on the part of the Parties, except that: (a) the provisions of this Section 8.2, Section 8.3, Section 7.8, Section 7.9 and Article 9 (other than Section 9.10 and 9.12.2) and the Confidentiality Agreement will survive after any such termination (for the extent of the periods specified therein); (b) no such termination shall relieve Investor from paying the Investor Termination Fee (and any Termination Fee Expenses and Interest, if any) pursuant to Sections 8.2.2 and 8.2.3 below and (c) nothing herein, except for and subject in all cases to Section 8.2.2 (including any limitations of liability set forth therein), shall relieve any Party from liability for any Willful and Material Breach by such Party of this Agreement occurring prior to such termination.

8.2.2

(a)

(i) In the event this Agreement is terminated pursuant to Section 8.1.1 or Section 8.1.3 (or by Investor under Section 8.1.6 and at the time of such termination, this Agreement could have been terminated by the Company under Section 8.1.1 or Section 8.1.3), then the Investor shall pay to Americold (or to an Affiliate thereof designated by Americold) by wire transfer of immediately available funds to an account designated by Americold, the Investor Termination Fee promptly but no later than five (5) Business Days following the date of such termination. If any Investor Termination Fee will be paid, the Investor shall pay to Americold such Investor Termination Fee deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the amount of Investor Termination Fee and (B) the sum of (x) the maximum amount that can be paid to Americold without causing Americold Realty Trust to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code

(“Qualifying Income”), as determined by Americold Realty Trust’s independent certified public accountants, plus (y) in the event Americold (or Americold Realty Trust) receives either (I) a letter from Americold (or Americold Realty Trust)’s outside counsel or tax advisor indicating that Americold (or Americold Realty Trust) has received a ruling the IRS described in Section 8.2.2(a)(ii) or (II) Americold or Americold Realty Trust’s outside counsel or tax advisor has rendered an opinion as described in Section 8.2.2(a)(ii), an amount equal to the Investor Termination Fee, less the amount payable under Section 8.2.2(a)(i)(B)(x) above.

(ii) The escrow agreement with respect to such escrow shall provide that the Investor Termination Fee in escrow or any portion thereof shall not be released to Americold, and Americold shall not be entitled to such amount, unless the escrow agent receives any one or combination of the following: (i) a letter from Americold Realty Trust’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Americold without causing Americold Realty Trust to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Americold Realty Trust’s accountants revising that amount, in which case the escrow agent shall release such amount to Americold, or (ii) a letter from Americold (or Americold Realty Trust)’s outside counsel or tax advisor indicating that Americold Realty Trust received a ruling from the IRS holding that the receipt by Americold of the Investor Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Americold or Americold Realty Trust’s outside counsel or tax advisor rendered an opinion to the effect that the receipt by Americold of the Investor Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Investor Termination Fee to Americold.

(b) In the event this Agreement is terminated for any reason (whether willfully, materially, intentionally, unintentionally or otherwise) without the consummation of the Closing, including in the event the Investor Termination Fee is paid to Americold pursuant to this Section 8.2.2, then the payment of the Investor Termination Fee, when and if payable pursuant to Section 8.2.2(a) (plus any Termination Fee Expenses and Interest pursuant to Section 8.2.3) shall be the sole and exclusive remedy, whether at law, in equity, in contract or in tort, granted by statute, willful breach or otherwise, of Americold and its Affiliates and any of their respective former, current or future officers, directors, partners, equityholders, managers, members, employees, agents, attorneys or Affiliates or any former, current or future officers, directors, partners, equityholders, managers, members, employees, agents, attorneys, Affiliates, assignee or successor of any of the foregoing against Investor and its Affiliates and any of their respective former, current or future officers, directors, partners, equityholders, managers, members, employees, agents, attorneys or Affiliates, assignee or successor of any of the foregoing or any former, current or future officers, directors, partners, equityholders, managers, members, employees, agents, attorneys, Affiliates, assignees or successors of any of the foregoing (collectively, the “Investor Related Parties”) or any Debt Financing Entity for any loss suffered in respect of relating to, arising out of or in connection with this Agreement, the Investor Equity Support, the Investor TECL, the Financing or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for the termination of this Agreement, including as a result of the failure of the Transaction to be consummated or for a breach or failure to perform hereunder or otherwise, none of the Investor Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, provided that (i) the payment of the Investor Termination Fee shall not relieve any obligations owed to the Company under the Confidentiality Agreement pursuant to the terms thereof, (ii) this Section 8.2.2 shall not limit an action for specific performance pursuant to Section 9.12 prior to the valid termination of this Agreement pursuant to Section 8.1. For the avoidance of doubt, while Americold or the Company may pursue both a grant of specific performance and the payment of Investor Termination Fee (plus any Termination Fee Expenses and Interest payable pursuant to Section 8.2.3), under no circumstances will Americold and the Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to be consummated and Investor Termination Fee. In no event shall Investor be required to pay or cause to be paid the Investor Termination Fee on more than one occasion.

8.2.3 The Parties hereby agree that (i) the agreements contained in Section 8.2.2 and Section 8.2.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Americold would not enter into this Agreement, and (ii) the Investor Termination Fee is not a penalty but is liquidated damages, and that it would be extremely difficult and impractical to determine the amount and extent of detriment to the Company and that the Investor Termination Fee is a reasonable estimate of the Company’s damages. If Investor fails promptly to pay any amount due pursuant to Section 8.2, it shall also pay (or be liable for and the Investor Sponsor shall be liable pursuant to the Investor TECL for) any reasonable out-of-pocket costs and expenses incurred by Americold and the Company in connection with enforcing this Agreement, together with interest on such unpaid amount, at a rate per annum, compounded on a daily basis, equal to the prime rate as published in The Wall Street Journal, Eastern Edition from (and including) the date such amount was required to be paid up to (but excluding) the payment date (such costs and expenses incurred and interest, collectively, the “Termination Fee Expenses and Interest”). In no event shall the Termination Fee Expenses and Interest exceed an aggregate amount equal to the Termination Fee Cap.

8.3 RWI and Limitation on Liability.

8.3.1 Notwithstanding the foregoing or anything contained herein to the contrary, and regardless of whether Investor obtains a RWI, except in cases of Fraud by Americold or its Affiliates: (i) none of the AMC Warranties hereunder shall survive Closing, (ii) following Closing, neither Americold nor any Americold Indemnified Parties shall have any direct or indirect liability to the extent arising out of any breach or inaccuracy of any of the AMC Warranties hereunder, and (iii) following Closing, neither Investor nor any of any its affiliates shall have the right to make or bring any Claim against any Americold or any Americold Indemnified Party to the extent arising out of any breach or inaccuracy of any AMC Warranty hereunder, with all such Claims being fully and forever released and waived by Investor, on behalf of itself and its affiliates, effective as of Closing. For the avoidance of doubt, it is understood that nothing in this Section 8.3.1 is intended to limit or affect the ability of Investor to recover under the RWI or any of Investor’s remedies in the case of Fraud. Notwithstanding anything to the contrary but subject to Section 8.1, nothing in this Agreement shall limit any claim in respect of Fraud.

8.3.2 Investor may obtain a buyer-side representations and warranties insurance policy (the “RWI”) in connection with this Agreement and the Closing Documents and the transaction contemplated hereby and thereby, which shall insure Investor following Closing against losses, liabilities, claims, damages, costs and expenses suffered or incurred by Investor or any of its Affiliates and their respective partners, managers, members, owners, equityholders, officers, employees, consultants, Representatives, successors and assigns to the extent arising or resulting from inaccuracies in any of the AMC Warranties hereunder. The RWI shall be on terms and conditions negotiated by Investor, including the limitations and exclusions set forth in such policy; provided, that the RWI shall contain a provision or endorsement reasonably acceptable to Americold whereby the issuer of the RWI waives all rights of subrogation against Americold, its Affiliates and Representatives, in connection with this Agreement and the transactions contemplated hereby (the “Subrogation Waiver”), subject to such issuer’s exception for fraud. Investor shall not waive, amend or modify the Subrogation Waiver, or allow the Subrogation Waiver to be waived, amended or modified, without the prior written consent of Americold (which may be withheld, conditioned or delayed in Americold’s sole and absolute discretion). Investor shall be responsible for payment of the premium and all other costs (including all related brokerage fees and taxes, but excluding each party’s attorney’s fees) incurred in connection with the issuance of the RWI. Americold shall reasonably cooperate with Investor in obtaining the RWI, including providing any necessary and reasonable due diligence materials as may be reasonably requested or reasonably required by the insurer under the RWI; provided, that in so cooperating, Americold shall not incur, be required to incur, or become obligated to incur, or be bound with respect to, any cost or expense (except for Americold’s own legal fees and expenses incurred in connection with such cooperation). From and after Closing, (a) Investor’s right to pursue claims against the RWI shall constitute the sole and exclusive remedies of Investor and (b) the RWI shall constitute the sole and exclusive recourse of Investor, in each case, with respect to any claim relating to a breach of the AMC Warranties hereunder (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), except in the case of Fraud. The provisions of this Section 8.3.2 shall survive the Closing and not be merged therein.

8.4 No Consequential Damages; No Personal Liability. No Party shall have liability arising out of or in connection with this Agreement or the transactions contemplated hereby for any punitive damages, consequential damages, special damages, treble damages or damages for lost profits.

ARTICLE 9 MISCELLANEOUS

9.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. No Party shall have the right to assign this Agreement or its rights and obligations, directly or indirectly (by operation of law or otherwise), hereunder without the prior written consent of the other Party, and any such prohibited assignment shall be null and void; provided, that (i) Investor may assign this Agreement without consent to any of its Affiliates (provided that any such assignment (v) shall not relieve Investor of its obligations hereunder, (w) does not cause or increase any deduction or withholding on any amounts paid pursuant to this Agreement, (x) does not increase the time required to obtain any Required Approvals, (y) does not breach the Debt Commitment Letter or any Debt Financing or (z) does not increase, other than to a de minimis extent, any of Americold’s or any of its Affiliates’ obligations under this Agreement) and (ii) Investor may assign its rights (but not its obligations) without consent hereunder as collateral to its debt financing sources. No assignment shall relieve the assignor of any obligations or liabilities under this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or Claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.1. The obligations in this Section 9.1 shall survive the Closing or termination of this Agreement.

9.2 Termination/Merger. Upon any termination of this Agreement as provided herein, the Parties shall have no further liability or obligations under this Agreement except for such liabilities and obligations as expressly survive the termination of this Agreement. Unless otherwise expressly herein stated to survive, all other representations, covenants, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing or the termination of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, (i) all covenants and agreements that contemplate performance after the Closing shall survive in accordance with the terms hereof from and after the Closing and (ii) Section 8.2 and this Article IX shall survive the Closing or termination of this Agreement.

9.3 Integration; Waiver. This Agreement, together with the Joint Venture Agreement, the Asset Transfer Agreement, the Project Management Agreement and each other Transaction Document (as defined in the Joint Venture Agreement), embodies and constitutes part of an integrated transaction and, collectively, embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated hereby and thereby and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by any Party hereto of any failure or refusal by any other Party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. This Agreement supersedes any prior oral or written agreements among the parties with respect to the subject matter hereof. The parties acknowledge that each of the foregoing agreements has been entered into in contemplation of, and in reliance upon, the other such agreements and that none of such agreements would have been entered into but for the entering into of each of the other such agreements.

9.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (without regard for the conflict of laws principles thereof).

9.5 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

9.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.7 Severability. If any term or provision of this Agreement or the application thereof to any Persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law. Notwithstanding the foregoing, the Parties intend that the provisions of Section 8.2 and Article 9, including the remedies (and limitations thereon) be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability hereunder.

9.8 Notices. All notices, demands, requests, approvals or other communications which may be or are required to be given, served, delivered, or sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be (I) delivered to such Party via e-mail (with non-automated written confirmation of receipt) or (II) (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier, or (c) delivered by hand delivery (including delivery by nationally recognized courier) to the addresses, as applicable, set forth on Schedule 9.8 hereto. Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, delivered or sent. Each notice, demand, request, or communication mailed, sent or delivered in the manner described above shall be deemed, given, served or delivered when sent in the case of delivery described in clause (I), or at such time as the form of delivery described in clause (II) is received by the addressee upon presentation or at such times as delivery is attempted in the case of any change in address as to which notice was not given to the other Party as required hereunder or in the case of a refusal to accept delivery. Attorneys may deliver notices on behalf of their clients.

9.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the Party so signing.

9.10 Additional Agreements; Further Assurances. Each of the Parties shall execute and deliver such documents as the other shall reasonably request in order to consummate and make effective the Transaction; provided that the execution and delivery of such documents shall not result in any additional liability or cost to the executing Party; provided, further, that none of the Parties or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consents, waiver or approval.

9.11 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement, any modification hereof or the Joint Venture Agreement.

9.12 Specific Performance.

9.12.1 The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transaction. Each Party acknowledges and agrees that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.4 without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transaction and without that right neither Investor nor Americold would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.12.2 Notwithstanding the foregoing or anything to the contrary in this Agreement, it is explicitly agreed that the right of Americold or any other Person to seek specific performance in connection with enforcing Investor’s obligation to cause the Equity Financing to be funded under the Investor Equity Support and Investors’ obligations to consummate the Transaction (but not the right of Americold to seek such injunction, specific performance or other equitable relief for any other reason) shall only be available as a remedy prior to the valid termination of this Agreement pursuant to Section 8.1, and be subject to the requirements that (i) (A) all of the conditions in Section 5.1 have been satisfied or waived at the time the Closing is required to occur pursuant to Section 4.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) and all such conditions remain satisfied at the time specific performance is granted pursuant to this Section 9.12.2 and at the Closing and (B) Investor has failed to complete the Closing at the time the Closing is required to occur pursuant to Section 4.1, (ii) the Debt Financing (or Substitute Financing, if applicable pursuant to Section 7.12) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing (but subject to the occurrence of the Closing) and (iii) Americold has irrevocably confirmed in a written notice delivered to Investor that (A) the conditions set forth in Section 5.2 are satisfied or irrevocably waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied or waived by Americold at the Closing) and (B) if the Equity Financing and Debt Financing are funded, then the Closing will occur.

9.12.3 The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.12, Americold shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (ii) nothing set forth in this Section 9.12 shall require Americold to institute any Claim (or limit Americold’s right to institute any Claim) for an injunction, specific performance or other equitable relief under this Section 9.12 prior or as a condition to exercising any termination right under Sections 8.1 (and receiving the Investor Termination Fee), nor shall the commencement of any Claim pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit Americold’s right to terminate this Agreement in accordance with the terms of Sections 8.1; provided that in no event shall Americold or any other party be entitled to receive both a grant of specific performance that results in the Closing to occur, on the one hand, and the Investor Termination Fee, on the other hand.

9.13 VENUE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.17, EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT (OR IF SUCH COURT SHALL BE UNAVAILABLE, ANY FEDERAL COURT SITTING IN DELAWARE), AND, IN EACH CASE, APPELLATE COURTS THEREFROM, OVER ANY SUIT, ACTION OR PROCEEDING AGAINST IT ARISING OUT OF OR BASED UPON THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION TO ANY RELATED PROCEEDING IN SUCH COURTS WHETHER ON THE GROUNDS OF VENUE, RESIDENCE OR DOMICILE OR ON THE GROUND THAT THE RELATED PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.14 WAIVER OF JURY TRIAL. EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.17, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, ANY PROPERTY OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

9.15 Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Party under the provisions of this Agreement or given to a Party by law.

9.16 Exculpation; Non-Recourse. Notwithstanding anything to the contrary in this Agreement or any agreement made or entered into in connection with this Agreement (other than with respect to the Investor Sponsor pursuant to the Investor TECL and the Investor Equity Support), and notwithstanding the fact that any Person may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and (i) no recourse hereunder in respect of any oral representations made or alleged to be made in connection herewith shall be had against any Non-Recourse Persons of any of the Company Parties (each, but excluding for the avoidance of doubt, the Parties, a “Company Non-Recourse Persons”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any such Company Non-Recourse Person, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no Company Non-Recourse Person shall have any personal Liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into in connection with this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, and Investor and its successors and assigns and all other Persons, shall look solely to the Company Parties’ assets for the payment of any claim or for any performance, and Investor, on behalf of itself and its successors and assigns, hereby waives any and all such personal Liability, and (ii) no recourse hereunder in respect of any oral representations made or alleged to be made in connection herewith shall be had against any Non-Recourse Persons of any of the Investor Parties (each, but excluding for the avoidance of doubt, the Parties, a “Investor Non-Recourse Persons”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any such Investor Non-Recourse Person, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no Investor Non-Recourse Person shall have any personal Liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into in connection with this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, and the Company Parties and their successors and assigns and all other Persons, shall look solely to Investor’s assets for the payment of any claim or for any performance, and the Company Parties, on behalf of themselves and their respective successors and assigns, hereby waive any and all such personal Liability. The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Investor’s or any Company Party’s waiver, relinquishment or release of any applicable rights or otherwise).

9.17 Debt Financing Parties. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving the Debt Financing Parties, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the borough of Manhattan and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter, including with respect to (i) the interpretation of the definition of “material adverse effect” (and whether or not a material adverse effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Investor or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.1 or decline to consummate the Closing as a result thereof pursuant to Section 5.1.1 and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the laws of the State of Delaware, U.S., without regard to any rules or principles of law that may direct the dispute to the laws of another jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Parties will have any liability to any of Americold, the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Americold, the Company, the Company’s Subsidiaries or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Debt Financing Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Party or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.17, Section 8.1.1, Section 8.2 and the Exhibit A (or the definitions of any terms used in this Section 9.17, Section 8.1.1, Section 8.2 or Section 8.3) and (ii) to the extent any amendments to any provision of this Section 9.17, Section 8.1.1, Section 8.2 and Section 8.3 (or the definitions of any terms used in this Section 9.17, Section 8.1.1, Section 8.2 or Section 8.3) are materially adverse to the Debt Financing Parties, such provisions shall not be amended without the prior written consent of the Debt Financing Parties party to the Debt Commitment Letter that have consent rights with respect to such matter. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.17 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Party is a party, including the Debt Commitment Letter.

9.18 State-Specific Provisions.

9.18.1 California.

(a) Natural Hazard Disclosure Requirement. Investor and Americold acknowledge that Americold is required to disclose if any of the Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) an earthquake fault zone (California Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694). Americold shall engage, at its sole cost and expense, the services of a reputable company identified by the Title Issuer specializing in providing natural hazards disclosure information (“Natural Hazard Expert”) to examine maps and other information specifically made available to the public by government agencies for the purposes of enabling Americold to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to above and to report the results of its examinations to Investor and Americold in writing fifteen (15) days before the Closing Date (the “Natural Hazard Disclosure Reports”). The Natural Hazard Disclosure Reports fully and completely discharge Americold from its disclosure obligations, if and to the extent any such obligations exist. Investor acknowledges that the Property may be within a special study zone as designated under the Alquist-Priolo-Geologic Hazard Act (Section 2621 et seq. of

the California Public Resources Code); if the Property is so located, construction or development on the Property of any structures intended for human occupancy may be subject to the findings of a geological report prepared by a geologist registered in the State of California. Investor acknowledges and agrees that Americold has not made, is not making and shall make no representation or warranty of any nature concerning the accuracy or completeness of the Natural Hazard Disclosure Reports, notwithstanding any statement, term or condition set forth in the Natural Hazard Disclosure Reports. Investor acknowledges and agrees that the matters set forth in the Natural Hazard Disclosure Reports may change at or prior to the Closing and that Americold has no obligation to update, modify or supplement the Natural Hazard Disclosure Reports.

(b) California Civil Code Section 1101.5. In accordance with the requirements of California Civil Code Section 1101.5(e), Americold hereby discloses to Investor the following: (i) California Civil Code Section 1101.5(a) provides as follows: “On or before January 1, 2019, all noncompliant plumbing fixtures in any multifamily residential real property and in any commercial real property shall be replaced with water conserving plumbing fixtures”; and (ii) to Americold’s knowledge, the Properties do not contain any such noncompliant plumbing fixtures.

(c) California Civil Code Section 1662. Americold and Investor each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of Section 7.5 of this Agreement shall govern their obligations in the event of damage or destruction to any Property or condemnation of any Property.

(d) California Civil Code Section 1654. Americold and Investor waive the effect of California Civil Code Section 1654 which interprets uncertainties in a contract against the party who drafted the contract.

9.18.2 New Jersey.

(a) Bulk Sales. Americold shall indemnify, defend and hold harmless Investor from and against any and all out-of-pocket liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, debts, controversies, costs, penalties, fines, judgments, reasonable attorneys’ fees, consultants’ fees and costs and experts’ fees that directly result from a failure to comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 and the regulations promulgated thereunder, as amended of the New Jersey Bulk Sales Statutes in connection with the transactions contemplated by this Agreement for each Applicable Entity that owns a Property in the State of New Jersey.

(b) To the extent applicable, Americold and each Applicable Entity agrees to comply with and perform all obligations under New Jersey’s Service Worker Retention Law, N.J.S.A. 34:21-16 et seq. (“SWRL”), as may be triggered by the transactions contemplated by this Agreement, including, without limitation, Americold’s notice and information production obligations and paying the cost of any obligation imposed on Investor to retain qualifying “Service Employees” (as defined in SWRL) post-Closing. The provisions of this Section shall survive Closing or any termination of this Agreement.

9.19 Joinder by Pre-Restructuring Property Owners. Each of the Pre-Restructuring Property Owners hereby join this Agreement to acknowledge and agree to be joint and several with Americold for, subject to the terms, provisions, conditions and limitations contained in this Agreement, all obligations (including, without limitation, Americold’s obligations to effectuate the Restructuring in accordance with certain of the terms of this Agreement) and liabilities of Americold under this Agreement arising from a breach or default by Americold under this Agreement. For the avoidance of doubt, the Pre-Restructuring Property Owners shall not be deemed included in or a part of “Americold” for any purpose of this Agreement. Notwithstanding the foregoing or anything contained herein to the contrary, none of the Pre-Restructuring Property Owners shall have any obligations or liabilities under this Agreement whatsoever as of and following the Closing.

9.20 Dispute Consolidation. In the event that any dispute, claim or controversy arising out of or relating to this Agreement involves substantially the same facts, issues or parties as any dispute, claim or controversy arising out of or relating to the Joint Venture Agreement, the Asset Transfer Agreement or the Property Management Agreement, the parties agree that such disputes may, at the election of any party, be consolidated into a single proceeding in the forum and in accordance with the dispute resolution procedures set forth in the applicable agreement that was first the subject of a filed claim or proceeding, and each party hereby consents to such consolidation. The parties further agree to cooperate in good faith to facilitate the efficient resolution of any such consolidated proceedings.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: Americold Realty Trust, Inc., a Maryland Corporation, its general partner

By:	/s/ R. Scott Henderson
Name:	R. Scott Henderson
Title:	EVP, Chief Investment Officer

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

AMERICOLD NORTH AMERICA JV MEMBER, LLC,
a Delaware limited liability company

By: Americold Realty Operating Partnership, L.P., a Delaware limited partnership

By: Americold Realty Trust, Inc., a Maryland corporation, its general partner

By:	/s/ R. Scott Henderson
Name:	R. Scott Henderson
Title:	EVP, Chief Investment Officer

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[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SNOWFALL TOPCO LP,
a Delaware limited partnership

By: EQT ACTIVE CORE INFRASTRUCTURE (GENERAL PARTNER) LLC, a Delaware limited liability company, its general partner

By:	/s/ Joseph Turley
Name:	Joseph Turley
Title:	President

By:	/s/ Luuk Bogaarts
Name:	Luuk Bogaarts
Title:	Secretary

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Solely and exclusively for the purposes expressly set forth in (and subject to the terms, provisions, conditions and limitations contained in) Section 9.19 of this Agreement, each of the Pre-Restructuring Property Owners join this Agreement.

MHG GATEWAY PROPERTIES, LLC,
NEW HALL’S WAREHOUSE LLC, each a New Jersey limited liability company

By:	/s/ R. Scott Henderson
Name: R. Scott Henderson
Title: EVP, Chief Investment Officer

ART MORTGAGE BORROWER PROPCO 2010 - 5 LLC,
AMERICOLD NEW TRS SUB 1, LLC,
ART MORTGAGE BORROWER PROPCO 2010 - 4 LLC, each a Delaware limited liability company

By:	/s/ R. Scott Henderson
Name: R. Scott Henderson
Title: EVP, Chief Investment Officer

AMERICOLD REAL ESTATE, L.P., a Delaware limited partnership

By:	/s/ R. Scott Henderson
Name: R. Scott Henderson
Title: EVP, Chief Investment Officer

AMERICOLD RUSSELLVILLE, LLC
An Arkansas limited liability company

By:	/s/ R. Scott Henderson
Name: R. Scott Henderson
Title: EVP, Chief Investment Officer

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